CEMEX, S.A. de C.V.

CEMEX, Inc.

Offer to Purchase for Cash

At the Selected Purchase Price (As Defined Below)

All Appreciation Warrants

(Including Appreciation Warrants Represented by ADWs)

That Are Tendered at or Below the Selected Purchase Price

Which Will be

Not Greater Than Ps8.10 Per Appreciation Warrant

(U.S.$ Equivalent of Ps40.50 Per ADW)

nor

Less Than Ps5.10 Per Appreciation Warrant

(U.S.$ Equivalent of Ps25.50 Per ADW)

The offer and withdrawal rights will expire at 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on December 17, 2003, unless the offer is extended. We may extend the offer period at any time for up to three months, subject to applicable regulatory approvals.

We are offering to purchase for cash at the selected purchase price (as defined below), upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal, all of our appreciation warrants (including appreciation warrants represented by American Depositary Warrants, or ADWs, each ADW representing five appreciation warrants) that are tendered in the offer at or below the selected purchase price, which will be a single price in Mexican Pesos not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW). We refer to our offer, and the terms and conditions of this document and related letter of transmittal, as “the offer.”

If you want to tender your appreciation warrants or ADWs into the offer, you should:

•	specify a price not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW) at which you are willing to tender your appreciation warrants or ADWs (prices may only be specified in increments of Ps0.30 per appreciation warrant (U.S.$ equivalent of Ps1.50 per ADW)),
•	specify the amount of appreciation warrants or ADWs you want to tender, and
•	follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your appreciation warrants or ADWs.

When the offer expires, we will determine a purchase price, which will be either (1) the lowest price that will enable us to purchase at least eighty percent of the appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by eligible holders (as defined herein) on November 5, 2003 (or 45,293,003 appreciation warrants), or (2) if less than eighty percent of the appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by eligible holders on November 5, 2003 (or 45,293,003 appreciation warrants) are validly tendered, the highest price at which any appreciation warrant (including appreciation warrants represented by ADWs) is validly tendered by an eligible holder. We refer to the purchase price determined by us as described above as the “selected purchase price.”

We will purchase at the selected purchase price all appreciation warrants (including appreciation warrants represented by ADWs) that are validly tendered at prices at or below the selected purchase price and not properly withdrawn, including appreciation warrants validly tendered, and not properly withdrawn, by persons that are not eligible holders. We will not purchase any appreciation warrants (including appreciation warrants represented by ADWs) tendered at prices above the selected purchase price and we will return all appreciation warrants (including appreciation warrants represented by ADWs) not purchased as promptly as practicable after the tender offer is completed or terminated.

All appreciation warrants we purchase in the offer will be purchased directly by us, and all ADWs we purchase in the offer will be purchased by CEMEX, Inc., our wholly-owned U.S. subsidiary.

Concurrently with the commencement of the offer, we are also offering to purchase appreciation warrants in Mexico on the same terms as the offer made hereby.

The offer is not conditioned on any minimum number of appreciation warrants or ADWs being tendered. The offer is, however, subject to other conditions discussed under “The Offer—5. Conditions of the Offer.”

Our board of directors has approved the offer. However, neither we nor our board of directors, CEMEX, Inc., the U.S. dealer manager, the Mexican dealer manager, the U.S. tender agent or the information agent makes any recommendation to you as to whether you should tender or not tender your appreciation warrants or ADWs or as to the price or prices at which you may choose to tender your appreciation warrants or ADWs. You must make your own decision as to whether to tender your appreciation warrants or ADWs and, if so, how many appreciation warrants or ADWs to tender and the price or prices at which your appreciation warrants or ADWs should be tendered.

This document and the related letter of transmittal contain important information about the offer that you should read before deciding whether to tender your appreciation warrants or ADWs in the offer.

The appreciation warrants are listed on the Mexican Stock Exchange under the symbol “CMX412E-DC062,” and the ADWs are listed on the New York Stock Exchange under the symbol “CX-WSB.” On November 14, 2003, the last reported sales price of the appreciation warrants on the Mexican Stock Exchange was Ps5.70 per appreciation warrant ($0.51 per appreciation warrant at an exchange rate of Ps11.143 per U.S. dollar) and the last reported sales price of the ADWs on the New York Stock Exchange was $2.35 per ADW.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, or the SEC, nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

The dealer manager for the offer is:

Citigroup

November 17, 2003

IMPORTANT

If you want to tender all or part of your appreciation warrants or ADWs, you must do one of the following before the offer expires:

In the case of appreciation warrants, all of which are held in book-entry form through the facilities of S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V., or Indeval, your agent should arrange for a Mexican broker-dealer (casa de bolsa) that is an Indeval participant to receive and hold the appreciation warrants through its Indeval account on your behalf and to tender those appreciation warrants in the offer, in a transaction executed as a transfer (cruce) on the Mexican Stock Exchange, to Acciones y Valores de México, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, or Accival, the Mexican dealer manager, who will be acting on our behalf, at its account at Indeval and to deliver to the Mexican dealer manager an Indeval participant tender letter, in the format provided for such purpose, prior to the expiration date. In the event one or more brokers, dealers, banks, trust companies, custodians or other nominees act as an intermediary between your agent and the Mexican broker-dealer that is an Indeval participant, your agent should arrange for the intermediary to forward the tender instructions for the appreciation warrants to the appropriate Mexican broker-dealer that is an Indeval participant for such Mexican broker-dealer to follow the procedures described above. See “The Offer—2. Procedures for Tendering Appreciation Warrants and ADWs.”

In the case of ADWs held in book-entry form, all of which are held through the facilities of The Depository Trust Company, or DTC, your agent should arrange for the DTC participant holding the ADWs through its DTC account to tender those ADWs in the tender offer to the U.S. tender agent prior to the expiration date in accordance with the DTC procedures applicable to tendering in modified Dutch auctions. In the event one or more brokers, dealers, banks, trust companies, custodians or other nominees acts as an intermediary between your agent and that DTC participant, your agent should arrange to deliver the tender instructions for the ADWs to the appropriate DTC participant. See “The Offer—2. Procedures for Tendering Appreciation Warrants and ADWs.”

In the case of ADWs held in certificated form, you may tender the ADWs registered in your name on the books of the U.S. tender agent by delivering to the U.S. tender agent a properly completed and duly executed letter of transmittal or a manually executed facsimile of it, together with the applicable signature guarantees from an eligible guarantor institution, and the certificate evidencing the ADWs specified in the accompanying letter of transmittal, in each case, on or prior to the expiration date. See “The Offer—2. Procedures for Tendering Appreciation Warrants and ADWs.”

A tender will be deemed to have been received only:

(1) in the case of a tender of appreciation warrants, when the Mexican dealer manager receives both the duly completed and signed Indeval participant tender letter stating the price(s) at which you are tendering appreciation warrants and indicating whether you are an eligible holder at its address in Mexico City specified on the back cover of this document and a book-entry transfer, pursuant to a transaction executed on the Mexican Stock Exchange, of the appreciation warrants into the Mexican dealer manager’s Indeval third-party account;

(2) in the case of a tender of ADWs in book-entry form, when the U.S. tender agent receives both a duly completed agents’ message through the facilities of DTC at the U.S. tender agent’s DTC account stating the price(s) at which you are tendering ADWs through your broker and, in the case of a tender of ADWs into the eligible holder account, specifying that the relevant DTC participant is tendering on behalf of an eligible holder and confirmation of book-entry transfer of the ADWs into the U.S. tender agent’s applicable DTC account; or

(3) in the case of a tender of ADWs held in certificated form, when the U.S. tender agent receives a properly completed and duly executed letter of transmittal stating the price, at which you are tendering each ADW certificate representing ADWs and indicating whether you are an eligible holder, together with the applicable signature guarantees from an eligible institution, and the certificate evidencing the ADWs specified in the accompanying letter of transmittal, in each case, on or prior to the expiration date.

You may only submit one Indeval participant tender letter, letter of transmittal or agents’ message, as applicable, for appreciation warrants or ADWs tendered, even if you wish to tender portions of your appreciation warrants or ADWs at more than one price. If you wish to ensure that your appreciation warrants or ADWs will be purchased, you should indicate on the Indeval participant letter, the letter of transmittal, or the agents’ message, as applicable, that you will accept the minimum price of Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW).

Notwithstanding any other provision of the offer, CEMEX’s obligation to accept for purchase, and to pay the purchase price for, each appreciation warrant or ADW validly tendered and not properly withdrawn pursuant to the offer is subject to and conditioned upon the satisfaction of or, where applicable, waiver by CEMEX of, all “Conditions of the Offer” described under “The Offer—5. Conditions of the Offer.”

Before deciding whether and at what price to tender your appreciation warrants or ADWs, you should carefully consider the information set forth in and incorporated by reference in this document, including our annual report on Form 20-F for the year ended December 31, 2002 and the risk factors set forth therein relating to owning our securities, and the letter of transmittal.

You may direct questions and requests for assistance, or for additional copies of this document or the letter of transmittal, to Global Bondholder Services Corporation, the information agent, or to Citigroup Global Markets Inc., the U.S. dealer manager, at their addresses and telephone numbers set forth on the back cover of this document.

The offer does not constitute an offer to purchase appreciation warrants or ADWs in any jurisdiction in which, or from any person from whom, it is unlawful to make the offer under applicable securities or blue sky laws. Our delivery of this document shall not under any circumstances create any implication that the information contained or incorporated by reference in this document is correct as of any time after the date of this document or that there has been no change in the information included or incorporated by reference herein or in the affairs of CEMEX or any of its subsidiaries or affiliates since the date hereof.

Neither CEMEX nor CEMEX, Inc., the U.S. dealer manager, the Mexican dealer manager, the U.S. tender agent or the information agent has authorized any person to make any recommendation as to whether holders should tender or refrain from tendering appreciation warrants or ADWs pursuant to the offer or as to the price or prices at which holders of appreciation warrants or ADWs may choose to tender their appreciation warrants or ADWs. Neither CEMEX nor CEMEX, Inc., the U.S. dealer manager, the Mexican dealer manager, the U.S. tender agent or the information agent has authorized any person to give any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or gives any information or representation, you should not rely upon that recommendation, information or representation as having been authorized by CEMEX, the U.S. dealer manager, the Mexican dealer manager, the U.S. tender agent or the information agent.

The Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or the CNBV, has approved a public offer in Mexico to purchase appreciation warrants, including the mechanics for participating in the offer, tendering appreciation warrants or ADWs in the offer and settling the appreciation warrants or ADWs. Any extension of the offer period or change in the mechanics for participating in the offer and tendering appreciation warrants or ADWs would require a supplemental approval by the CNBV. The Mexican dealer manager may, under certain circumstances, terminate its engagement as dealer manager for the Mexican offer.

References in this document to “CEMEX,” “we,” “us” or “our” refer to CEMEX, S.A. de C.V., a Mexican corporation, and its consolidated subsidiaries.

References in this document to “U.S.$” and “Dollars” are to U.S. Dollars, and references to “Ps” and “Pesos” are to Mexican Pesos.

Unless otherwise indicated, convenience translations of Pesos into Dollars and Dollars into Pesos in this document are translated at an exchange rate of Ps11,143 to U.S.$1.00, which was the noon buying rate for Pesos in New York City on November 14, 2003, as published by the U.S. Federal Reserve Bank of New York.

SUMMARY	1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	7

SPECIAL FACTORS
1. Background of the Offer	8
2. Purposes and Reasons for the Offer	8
3. Fairness of the Offer	9
4. View of the Financial Advisor	10
5. Our Plans After the Offer	11
6. Effects of the Offer	11
7. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Appreciation Warrants and ADWs	12
8. Income Tax Consequences	15

THE OFFER
1. Number of Appreciation Warrants and ADWs; Price	19
2. Procedures for Tendering Appreciation Warrants and ADWs	20
3. Withdrawal Rights	26
4. Purchase of Appreciation Warrants and ADWs; Payment of Purchase Price	27
5. Conditions of the Offer	28
6. Price Range of Appreciation Warrants and ADWs	29
7. Mexican Peso Exchange Rates	30
8. Source and Amount of Funds	31
9. Information About Us	32
10. Effects of the Offer on the Market for Our Appreciation Warrants and ADWs; Registration Under the Exchange Act	33
11. Legal Matters; Regulatory Approvals	34
12. Extension of the Offer; Termination; Amendment	34
13. Fees and Expenses	35
14. Miscellaneous	36

SCHEDULE I	I-1

ANNEX A	A-1

v

SUMMARY

We are providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all the details of the offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my securities?

CEMEX, S.A. de C.V. We are offering to purchase at the selected purchase price (as defined below) all of our appreciation warrants (including appreciation warrants represented by ADWs) that are tendered in the offer at or below the selected purchase price. As of November 17, 2003, there were 103,790,945 appreciation warrants outstanding (including appreciation warrants represented by ADWs). All appreciation warrants we purchase in the offer will be purchased directly by us, and all ADWs we purchase in the offer will be purchased by CEMEX, Inc., our wholly-owned U.S. subsidiary.

What is the purchase price?

The price range for the offer is Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW) (the closing price of the appreciation warrants on the Mexican Stock Exchange on September 30, 2003, the date we announced our intention to initiate a tender offer for our appreciation warrants) to Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) (the theoretical value of an appreciation warrant on November 15, 2003, calculated using the Black-Scholes pricing model, assuming a volatility of 35%, a risk-free rate of 1.3%, a dividend yield of 0% and the highest sales price of our American Depositary Shares, or ADSs, each ADS representing five of our Ordinary Participation Certificates, or CPOs, on the New York Stock Exchange during September 2003, which was U.S.$26.20, translated into Pesos at an exchange rate of Ps11.13 to U.S.$1.00, which was the Peso/Dollar spot exchange rate reported by Bloomberg on November 12, 2003).

We are conducting the offer through a procedure commonly called a “modified Dutch Auction.”

•	This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your appreciation warrants or ADWs.

•	We will look at the prices chosen by “eligible holders” of appreciation warrants and ADWs, which are all holders of appreciation warrants and ADWs, other than our executive officers, directors, subsidiaries and two of our employee pension funds over which we exercise investment discretion, which we refer to as the “employee pension funds.” As of November 5, 2003, of the 103,790,945 outstanding appreciation warrants (including appreciation warrants represented by ADWs), 56,616,253 appreciation warrants (including appreciation warrants represented by ADWs) were held by eligible holders. We will then determine the purchase price, which will be either (1) the lowest price that will enable us to purchase at least eighty percent of the appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by eligible holders on November 5, 2003 (or 45,293,003 appreciation warrants), or (2) if less than eighty percent of the appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by eligible holders on November 5, 2003 (or 45,293,003 appreciation warrants) are validly tendered, the highest price at which any appreciation warrant (including appreciation warrants represented by ADWs) is validly tendered by an eligible holder. We refer to the purchase price determined by us as described above as the “selected purchase price.”

•

We and CEMEX, Inc. will purchase all appreciation warrants and ADWs, respectively, that are validly tendered at prices at or below the selected purchase price and not properly withdrawn, including appreciation warrants and ADWs validly tendered, and not properly withdrawn, by persons that are not eligible holders. All appreciation warrants and ADWs we purchase will be purchased at the selected purchase price, even if you have chosen a lower price, but we will not purchase any appreciation warrants or ADWs tendered at a price above the selected purchase price. For purposes of determining the selected purchase price only, appreciation warrants and ADWs beneficially owned by persons that are not eligible holders will not be taken into account.

•	If you wish to ensure that your appreciation warrants or ADWs will be purchased, you should check the box next to the minimum purchase price of Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW) in the pricing section of the Indeval participant tender letter, letter of transmittal or agents’ message, as applicable. See “The Offer—1. Number of Appreciation Warrants and ADWs; Price.”

How and when will I be paid?

If your appreciation warrants or ADWs are purchased in the offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the appreciation warrants or ADWs, as applicable, for payment. In the case of appreciation warrants, we will pay the purchase price in Mexican Pesos for the appreciation warrants to the Mexican broker-dealer tendering the appreciation warrants, which will act as your agent for the purpose of receiving payment from us and transmitting payment to you. In the case of ADWs, we will pay the purchase price in Mexican Pesos for the ADWs to the U.S. tender agent, which will act as your agent for the purpose of receiving payment from us and transmitting payment to you. The U.S. tender agent will arrange for the conversion of the purchase price paid in Mexican Pesos in respect of appreciation warrants underlying ADWs purchased in the offer into U.S. Dollars at an exchange rate available to it on the payment date for subsequent delivery to you. Neither we nor the U.S. tender agent are responsible for the U.S. tender agent in fact being able to convert Mexican Pesos received for U.S. Dollars, as a result of exchange controls or otherwise, or for the exchange rate at which such conversion ultimately occurs. There may also be tax consequences to receiving the purchase price in the offer, particularly, if you tender appreciation warrants, rather than ADWs, in the offer and you are a non-resident of Mexico for tax purposes. See “Special Factors—8. Income Tax Consequences,”“The Offer—1. Number of Appreciation Warrants and ADWs; Price,” “—2. Procedures for Tendering Appreciation Warrants and ADWs,” “—4. Purchase of Appreciation Warrants and ADWs; Payment of Purchase Price.”

How many appreciation warrants and ADWs will CEMEX purchase in all?

We will purchase at the selected purchase price all appreciation warrants and ADWs that are tendered at or below the selected purchase price and not properly withdrawn, including appreciation warrants and ADWs tendered by persons that are not eligible holders. However, for purposes of determining the purchase price, the prices at which appreciation warrants and ADWs beneficially owned by persons that are not eligible holders are tendered will not be taken into account. As of November 5, 2003, of the 103,790,945 outstanding appreciation warrants, 30,708,913 appreciation warrants (including appreciation warrants represented by ADWs) were held by our subsidiaries and 4,217,516 appreciation warrants (including appreciation warrants represented by ADWs) were held by the employee pension funds. We intend for our subsidiaries and the employee pension funds to tender all their appreciation warrants and ADWs in the tender offer. As of November 5, 2003, our executive officers and directors as a group beneficially owned an aggregate of 12,248,263 appreciation warrants (including appreciation warrants represented by ADWs), which represent approximately 11.80% of the outstanding appreciation warrants. Our executive officers, directors, subsidiaries and the employee pension funds are not considered eligible holders and the prices at which they tender appreciation warrants and ADWs beneficially owned by them will not be taken into account for purposes of determining the purchase price; however, we will purchase all appreciation warrants and ADWs tendered by them at or below our selected purchase price.

All appreciation warrants purchased by CEMEX in the offer will be cancelled. ADWs purchased by CEMEX Inc. in the offer may be held until maturity or may be transferred to CEMEX.

Is there a minimum number of appreciation warrants or ADWs that must be tendered in order for CEMEX to purchase any appreciation warrants?

No. The offer is not conditioned on any minimum number of appreciation warrants or ADWs being tendered. The offer is, however, subject to other conditions. See “The Offer—1. Number of Appreciation Warrants and ADWs; Price” and “—5. Conditions of the Offer.”

If I tender my appreciation warrants or ADWs, how many of my appreciation warrants or ADWs will CEMEX purchase?

We will purchase all appreciation warrants and ADWs validly tendered and not properly withdrawn at or below the purchase price we select, including appreciation warrants and ADWs tendered by persons that are not eligible holders. We will return all appreciation warrants and ADWs not purchased as promptly as practicable after the offer is completed or terminated.

How will CEMEX pay for the appreciation warrants and ADWs?

We would need a maximum of Ps840.7 million (U.S.$75.4 million) to purchase all the validly issued appreciation warrants outstanding (including appreciation warrants represented by ADWs) at the maximum price of Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW), other than the appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by our subsidiaries. For purposes of calculating the maximum aggregate purchase price, the 30,708,913 appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by our subsidiaries have been excluded as the intercompany transaction will have no financial or accounting effect on us. We will use cash on hand from the proceeds of our October 2003 public equity offering to pay for all appreciation warrants and ADWs we purchase in the offer.

How long do I have to tender my appreciation warrants or ADWs to CEMEX?

You will have at least until 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on December 17, 2003 to decide whether to tender your appreciation warrants or ADWs in the offer, but we may choose to extend the expiration date at any time for a period of up to three months, subject to applicable regulatory approvals. We cannot assure you that we will extend the offer or, if we extend it, for how long it will be extended. There will be no guaranteed delivery procedures permitting delivery after the expiration date. See “The Offer—1. Number of Appreciation Warrants and ADWs; Price” and “—12. Extension of the Offer; Termination; Amendment.”

How will I be notified if the offer is extended?

If we extend the offer, we will inform Acciones y Valores de México, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex, or Accival, which is the Mexican dealer manager for the offer, and Citibank, N.A., or Citibank, which is the U.S. tender agent for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, which is 8:00 a.m., Mexico City time, on the business day after the day on which the offer was scheduled to expire. See “The Offer—12. Extension of the Offer; Termination; Amendment.”

How do I tender my appreciation warrants or ADWs?

To tender your appreciation warrants or ADWs, you must complete one of the actions described under “Important” on the inside front cover of this document before the offer expires. You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document. See “The Offer—2. Procedures for Tendering Appreciation Warrants and ADWs” and the instructions to the Indeval participant tender letter, letter of transmittal or agents’ message, as applicable.

Once I have tendered appreciation warrants or ADWs in the offer, can I change my mind?

Yes. If you tender your appreciation warrants or ADWs and change your mind, you may withdraw previously tendered appreciation warrants or ADWs, as the case may be, at any time before the offer expires. In addition, after the offer expires, if we have not accepted for payment the appreciation warrants or ADWs you have tendered to us, you may withdraw your appreciation warrants or ADWs, as the case may be, at any time after 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on January 15, 2004. See “The Offer—3. Withdrawal Rights.”

To withdraw appreciation warrants, you must timely deliver a written notice of your withdrawal to the Mexican broker-dealer acting on your behalf in the offer and instruct such Mexican broker-dealer to deliver a notice of withdrawal to the Mexican dealer manager at its address appearing on the back page of this document. To withdraw ADWs, you must timely deliver a written notice of your withdrawal to the U.S. tender agent at its address appearing on the back page of this document. Your notice of withdrawal must specify your name, the number of appreciation warrants or ADWs to be withdrawn and the name of the registered holder of the appreciation warrants or ADWs, as the case may be. Some additional requirements apply if certificates for ADWs to be withdrawn have been delivered to the U.S. tender agent. See “The Offer—3. Withdrawal Rights.”

What does CEMEX’s board of directors think of the offer?

Our board of directors has approved the offer. However, neither we nor our board of directors, CEMEX, Inc., the U.S. dealer manager, the Mexican dealer manager, the U.S. tender agent or the information agent or their respective affiliates is making any recommendation regarding whether you should tender or not tender your appreciation warrants or ADWs or at what price you should choose to tender your appreciation warrants or ADWs. You must decide whether to tender your appreciation warrants or ADWs and, if so, how many appreciation warrants or ADWs to tender and the price or prices at which you will tender them. You should discuss whether to tender your appreciation warrants or ADWs with your broker or other financial or tax advisor.

Our directors are entitled to participate in the offer; however, for purposes of determining the purchase price, the prices at which they tender appreciation warrants or ADWs beneficially owned by them will not be taken into account.

Why is CEMEX making the offer?

The offer has two principal purposes: first, to simplify the ability of third parties to value CEMEX on a per-share basis by reducing the impact of, and uncertainty created by, the outstanding appreciation warrants and ADWs; and second, to offer holders of appreciation warrants and ADWs the opportunity to sell their appreciation warrants or ADWs at or above a price selected by them (within the price range set by us in the offer) without the usual transaction costs and liquidity limitations associated with open-market sales of the appreciation warrants and ADWs.

Does the offer relate to CEMEX’s outstanding CPOs or ADSs?

No. The offer relates solely to our appreciation warrants and ADWs. The offer does not relate to any of our other securities, including our outstanding CPOs or ADSs. After the offer is completed, our CPOs will continue to be listed on the Mexican Stock Exchange and our ADSs will continue to be listed on the New York Stock Exchange.

What is the market value of my appreciation warrants and ADWs as of a recent date?

The appreciation warrants are listed and traded on the Mexican Stock Exchange under the symbol “CMX412E-DC062.” The ADWs representing appreciation warrants are listed and traded on the New York Stock Exchange under the symbol “CX-WSB.”

On November 14, 2003, the last full trading day on the Mexican Stock Exchange prior to the commencement of the offer, the last reported sales price of the appreciation warrants on the Mexican Stock Exchange was Ps5.70 (U.S.$0.51) per appreciation warrant. On November 14, 2003, the last full trading day on the New York Stock Exchange prior to the commencement of the offer, the closing price per ADW reported on the New York Stock Exchange was $2.35 per ADW. We urge you to obtain current market quotations for the appreciation warrants and ADWs. For trading information regarding the appreciation warrants and ADWs, you may call Global Bondholder Services Corporation, our information agent for the offer, toll free at (866) 470-4100, or Citigroup Global Markets Inc., the U.S. dealer manager for the offer, at (212) 816-6849. See “The Offer—6. Price Range of Appreciation Warrants.”

How does the purchase price compare to the amounts I could receive under the terms of the appreciation warrants and ADWs?

Under the terms of the appreciation warrants and ADWs, you are entitled to receive any appreciation value of the appreciation warrants and ADWs on December 21, 2004, the maturity date for the appreciation warrants and ADWs or upon the occurrence of a mandatory early redemption of the appreciation warrants and ADWs. Any appreciation value to which you are entitled under the appreciation warrants and ADWs will be distributed to you in form of CPOs if you hold appreciation warrants or ADSs if you hold ADWs. Whether and to the extent you will receive any appreciation value depends on the market price of our CPOs. If no mandatory redemption of the appreciation warrants and ADWs takes place, unless the market price of our CPOs on December 21, 2004 is above the strike price for the appreciation warrants, which is approximately U.S.$5.45 (Ps60.68), your appreciation warrants and ADWs will expire and you will receive nothing. If the market price of our CPOs on December 21, 2004 exceeds the strike price, you will receive an appreciation value under the appreciation warrants and ADWs in an amount equal to the difference between the market price and the strike price. In order for you to receive an appreciation value under the appreciation warrants and ADWs in an amount equal to Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW), the minimum price we will pay in the offer, the market price of our CPOs on December 21, 2004 would have to be approximately Ps65.31 per CPO. In order for you to receive an appreciation value under the appreciation warrants and ADWs in an amount equal to Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW), the maximum price we will pay in the offer, the market price of our CPOs on December 21, 2004 would have to be approximately Ps68.03 per CPO. If on any date prior to December 21, 2004 the market price of our CPOs equals or exceeds the triggering level for the appreciation warrants, which is approximately U.S.$7.26 (Ps80.91), the appreciation warrants and ADWs will be mandatorily redeemed by us and you will receive U.S.$2.00 (Ps22.29) per appreciation warrant (U.S.$10.00 (Ps111.43) per ADW), which is the maximum appreciation value you could receive under the appreciation warrants and ADWs. For a summary description of the important terms of the appreciation warrants, see Annex A “Key Terms of Appreciation Warrants.”

Will I have to pay brokerage commissions or stock transfer taxes if I tender my appreciation warrants or ADWs in the offer?

You will not need to pay any brokerage commissions in connection with the tender of appreciation warrants in the offer itself, but you may need to pay fees to your agent or the relevant Mexican broker-dealer, depending upon your arrangements. Also, you will not be obligated to pay any stock transfer taxes in connection with a tender of appreciation warrants.

If you are a registered holder of ADWs and tender your ADWs directly to the U.S. tender agent, you will not need to pay any brokerage commissions or stock transfer taxes. If you hold ADWs through a broker or bank, however, you should ask your broker or bank whether you will be charged a fee to tender your ADWs. See “The Offer—2. Procedures for Tendering Appreciation Warrants and ADWs.”

If you instruct the U.S. tender agent in the letter of transmittal to make the payment for the ADWs to the registered holder, you will not incur any brokerage commissions or stock transfer taxes. See “The Offer—4. Purchase of Appreciation Warrants and ADWs; Payment of Purchase Price.”

What are the tax consequences of tendering appreciation warrants and ADWs?

Holders of appreciation warrants may be required to pay taxes in Mexico in connection with a tender of appreciation warrants in the offer, particularly if such holders are non-residents of Mexico for tax purposes. Holders of ADWs who are non-residents of Mexico for tax purposes will not be required to pay any taxes in Mexico in connection with a tender of ADWs to CEMEX, Inc. in the offer. See “Special Factors—8. Income Tax Consequences—Mexican Tax Consequences.”

A U.S. holder, as defined in this document, will generally be subject to U.S. federal income taxation upon the receipt of cash from us in exchange for the appreciation warrants or ADWs tendered. The cash received will be treated as a sale or exchange eligible for capital gains treatment. See “Special Factors—8. Income Tax Consequences—U.S. Federal Income Tax Consequences.”

What are the effects of the offer on the market for the appreciation warrants and ADWs?

Depending on the number of appreciation warrants and ADWs tendered and accepted in the offer, the appreciation warrants and the ADWs may be held by fewer than 300 persons. Consequently, the appreciation warrants and the ADWs may be subject to delisting from the New York Stock Exchange; however, the appreciation warrants will continue to be listed on the Mexican Stock Exchange. If the ADWs are delisted from the New York Stock Exchange, we may decide to terminate the ADW deposit agreement under which the ADWs are issued, which would further reduce the liquidity of the ADWs and eliminate the ability to trade and settle the trades of ADWs. In addition, the ADWs and appreciation warrants may be eligible for deregistration under the Securities Exchange Act of 1934, or the Exchange Act.

If I decide not to tender, how will the offer affect my appreciation warrants or ADWs?

If our appreciation warrants and ADWs are delisted from the New York Stock Exchange following completion of the offer, there would likely be no active public market in which to trade your ADWs; however, the appreciation warrants will continue to be publicly traded on the Mexican Stock Exchange.

If we terminate the registration of our ADWs and appreciation warrants under the Exchange Act following completion of the offer, we will continue to be required to file or submit reports, such as annual reports on Form 20-F and current reports on Form 6-K, with the SEC.

Who can I talk to if I have questions about the offer?

You can call Global Bondholder Services Corporation toll free at (866) 470-4100 or Citigroup Global Markets Inc. at (212) 816-6849. Global Bondholder Services Corporation is acting as the information agent for the offer and Citigroup Global Markets Inc. is acting as the U.S. dealer manager for the offer. See the back cover of this document for further information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this document may constitute forward-looking statements, which are subject to various risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “plan” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward-looking” information. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this document.

The documents incorporated in this document by reference also include statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. These data were obtained from industry publications and reports that we believe to be reliable sources. We have not independently verified these data or sought the consent of any organizations to refer to their reports in the documents incorporated in this document by reference.

All subsequent written and oral forward-looking statements concerning the offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SPECIAL FACTORS

1. Background of the Offer

On September 25, 2003, our management informed our board of directors of the possibility of repurchasing our appreciation warrants and ADWs by means of an issuer tender offer, depending on the outcome of our non-dilutive equity offering and on the liquidation of forward contracts relating to the securities underlying the offering. At meetings on October 17, 2003 and October 22, 2003, management was provided with information from special counsel regarding a potential issuer tender offer.

On October 30, 2003, the board of directors met to review and consider the proposed transaction. At that meeting, management presented all relevant information in respect of the terms and conditions of the proposed transaction. Management also provided the board of directors with information regarding the proposed price range of Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW) to Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW). The board, by unanimous vote, determined to approve the offer.

2. Purposes and Reasons for the Offer

The offer has two principal purposes: first, to simplify the ability of third parties to value CEMEX on a per-share basis by reducing the impact of, and uncertainty created by, the outstanding appreciation warrants and ADWs; and second, to offer holders of appreciation warrants and ADWs the opportunity to sell their appreciation warrants or ADWs at or above a price selected by them (within the price range set by us in the offer) without the usual transaction costs and liquidity limitations associated with open-market sales of the appreciation warrants and ADWs.

Based upon the current market price of our CPOs and ADSs, we believe that the purchase of appreciation warrants and ADWs is an attractive use of funds on behalf of our shareholders and is consistent with our long-term goal of increasing value for holders of our appreciation warrants and ADWs as well as for our shareholders.

After evaluating the advantages and disadvantages of the offer as a way to attempt to maximize shareholder value, we believe that the purchase of appreciation warrants and ADWs pursuant to the offer is a positive action that is intended to accomplish the desired objectives. Given the current illiquidity in the trading market for our appreciation warrants and ADWs, the board determined this was a better alternative than attempting to repurchase our appreciation warrants and ADWs through small open market repurchases.

The offer will provide holders of appreciation warrants or ADWs who are considering a sale of all or a portion of their appreciation warrants or ADWs the opportunity to determine the price or prices (not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW) ) at which they are willing to sell their appreciation warrants or ADWs and, if any such appreciation warrants or ADWs are purchased pursuant to the offer, to sell those appreciation warrants or ADWs for cash without the usual transaction costs associated with open-market sales.

For holders of appreciation warrants or ADWs who do not tender, there is no assurance that the price of the appreciation warrants and ADWs will not trade below the price being offered pursuant to the offer, nor is there any assurance that there will be an active public market in which to trade appreciation warrants or ADWs. For holders of appreciation warrants or ADWs who do tender, the appreciation value of the appreciation warrants and ADWs upon maturity may be greater than the price being offered pursuant to the offer; also, for holders of appreciation warrants who do not tender, the appreciation warrants and ADWs may be mandatorily redeemed by us if the market price of our CPOs reaches the triggering level for the appreciation warrants and ADWs, in which case the appreciation value would be U.S.$2.00 (Ps22.29) per appreciation warrant (U.S.$10.00 (Ps111.43) per ADW). For a summary description of the important terms of the appreciation warrants, see Annex A “Key Terms of Appreciation Warrants.”

Neither we nor our board of directors, CEMEX, Inc., the U.S. dealer manager, the Mexican dealer manager, the U.S. tender agent, the information agent or their respective affiliates make any recommendation to any holder of appreciation warrants or ADWs as to whether to tender or not tender any appreciation warrants or ADWs or as to the price or prices at which holders of appreciation warrants or ADWs may choose to tender their appreciation warrants or ADWs. We have not authorized any person to make any such recommendation. Holders of appreciation warrants and ADWs should carefully evaluate all information in the offer, consult their own investment and tax advisors, and make their own decisions about whether to tender appreciation warrants or ADWs and, if so, how many appreciation warrants or ADWs to tender and the price or prices at which to tender.

3. Fairness of the Offer

We believe the offer is fair and equitable and in the best interests of CEMEX and all holders of appreciation warrants and ADWs, including unaffiliated holders. We took into account a number of factors, including the following, in reaching our belief that the offer is fair and in the best interest of CEMEX and of all holders of appreciation warrants and ADWs, including unaffiliated holders:

(i)	Our financial condition and results of operations, including our earnings per share and capital levels for the year ended December 31, 2002 and the first nine months of 2003 as well as our published earnings targets for the full year 2003.

(ii)	Our calculation of the theoretical value of an appreciation warrant on November 15, 2003, computed using the Black-Scholes pricing model, assuming a volatility of 35%, a risk-free rate of 1.3%, a dividend yield of 0% and the highest sales price of our ADSs on the New York Stock Exchange during September 2003, which was U.S.$26.20, translated into Pesos at an exchange rate of Ps11.13 to U.S.$1.00, which was the Peso/Dollar spot exchange rate reported by Bloomberg on November 12, 2003.

The Black-Scholes pricing model is one of a number of valuation models that have been developed to estimate the value of options and other equity-linked securities based on assumed levels of volatility, interest rates and dividend rates in the future, and therefore the estimated valuation that the Black-Scholes model produces depends on judgments or approximations about these future events. However, the Black-Scholes model and other similar models are intended to estimate the value of options and other equity-linked securities that are both freely transferable and held by a financial institution or similar entity that has the ability to enter into offsetting hedging transactions. Given the limited liquidity of our appreciation warrants and ADWs and the nature of the holders of our appreciation warrants and ADWs, there is no guarantee that our appreciation warrants and ADWs have either of these characteristics.

(iii)	The percentage by which the per appreciation warrant (or per ADW) price to be paid in the offer exceeds recent trading prices and estimated trading values.

(iv)	The likelihood of payments being made under the appreciation warrants at their scheduled maturity in December 2004 or upon an earlier mandatory redemption.

(v)	The likelihood that the transaction would be consummated and therefore reduce the number of CPOs and ADSs that would be deliverable upon maturity or early redemption of the appreciation warrants and ADWs.

(vi)	The fact that the offer is a voluntary transaction in which holders of our appreciation warrants and ADWs may or may not participate.

(vii)	The limited trading market for our appreciation warrants and ADWs, including limited liquidity, relatively low prices and trading volume.

In view of the wide variety of factors considered in connection with its evaluation of the offer, we have found it impractical to, and therefore have not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching our belief that the offer is fair and equitable and in the best interests of CEMEX and all holders of appreciation warrants and ADWs. We have also relied on the advice of Citigroup with respect to the pricing and structure of the offer set forth below under “Special Factors—4. View of Financial Advisor.”

In addition, we believe that our decision to exclude from the price determination formula the prices at which appreciation warrants or ADWs are tendered by our executive officers, directors, subsidiaries and the employee pension funds ensures that the modified “Dutch Auction” pricing dynamics are driven solely by independent holders of our appreciation warrants and ADWs.

Our board of directors, a majority of whom are non-employee directors, has unanimously approved the offer. Our non-employee directors have not retained an unaffiliated representative to act solely on behalf of the unaffiliated holders of appreciation warrants and ADWs for purposes of negotiating terms of the offer. The offer does not require the approval of a majority of unaffiliated holders of appreciation warrants and ADWs.

4. View of Financial Advisor

In October 2003, we retained Citigroup, an investment banking firm, on the basis of its experience in the United States and global markets, as U.S. dealer manager for the offer and to advise us as to certain issues related to the proposed pricing and structure of the offer.

Citigroup reviewed our proposed structure and pricing for a cash tender offer for the appreciation warrants and ADWs and certain precedent transactions and publicly available information. Based on that and Citigroup’s experience in transactions of this type, Citigroup believes that the proposed modified Dutch auction procedure facilitates a market driven price determination that would reflect the views of warrant holders regarding the appropriate value of the appreciation warrants and ADWs. The exclusion of the tender of management and company-owned warrants from the price determination procedure ensures that the tender pricing dynamics are driven by independent warrant holders only.

The appreciation warrant prices of Ps5.10 to Ps8.10 reflect a range with a minimum price that is indicative of recent market prices of the appreciation warrants (on November 14, 2003, the closing price of the appreciation warrants on the Mexican Stock Exchange was Ps5.70 per appreciation warrant) and the maximum appreciation warrant price indicative of CEMEX’s belief as to the value of the appreciation warrants and ADWs if the market price of the ADSs exceeds U.S.$26.20. Citigroup believes that the maximum price is a reasonable attempt to provide a financial incentive for holders to tender appreciation warrants and ADWs in a situation where the price of the CPOs and ADSs appreciates back to its high trading price range that occurred in September 2003.

In conducting its review, Citigroup reviewed and relied upon (i) a draft of the Schedule TO relating to the proposed tender offer, which Citigroup assumed would correspond in all material respects to the Schedule TO filed with the SEC; (ii) publicly available information with respect to the historical trading prices of the appreciation warrants, the ADWs, the CPOs and the ADSs; and (iii) certain precedent transactions.

Citigroup will not be separately compensated for providing us with this advice apart from its compensation as U.S. dealer manager for the offer. In the past, Citigroup has provided investment banking and advisory services for us from time to time for which its has received customary fees and expenses. Citigroup may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

5. Our Plans After the Offer.

It is expected that following the offer, our business and operations will be continued substantially as they are currently being conducted by management. Except for the offer and as otherwise described in this document or in the documents incorporated by reference herein, we do not have any present plans or proposals which relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries,

•	a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries taken as a whole,

•	a material change in our present dividend rate or policy, or in our indebtedness or capitalization,

•	a change in our present board of directors or management,

•	a material change in our corporate structure or business, or

•	a change in our by-laws or other governing documents or an action that could impede the acquisition of control of us.

At the completion of the offer, depending on the number of appreciation warrants and ADWs tendered and accepted in the offer, the appreciation warrants and the ADWs may be held by fewer than 300 persons. Consequently, the appreciation warrants and the ADWs may be subject to delisting from the New York Stock Exchange. In addition, the ADWs and appreciation warrants may be eligible for deregistration under the Exchange Act. See “Special Factors—6. “Effects of the Offer” below and “The Offer—10. Effects of the Offer on the Market for Our Appreciation Warrants; Registration Under the Exchange Act.”

Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing shareholder value we may undertake or plan actions that relate to or could result in one or more of these events.

6. Effects of the Offer

As we described above, the offer will reduce the number of issued and outstanding appreciation warrants and ADWs. Depending on the number of appreciation warrants and ADWs tendered and accepted in the offer, the appreciation warrants and the ADWs may be subject to delisting from the New York Stock Exchange. In the event the appreciation warrants and ADWs are delisted from the New York Stock Exchange, the appreciation warrants and ADWs outstanding after the offer may not be admitted to trading or quotation on any U.S. national securities exchange or association, and there will be limited trading information and market liquidity regarding the ADWs; however, the appreciation warrants will continue to be listed and traded on the Mexican Stock Exchange.

You may be able to sell appreciation warrants and ADWs that you do not tender or that are otherwise not purchased in the offer. We cannot predict or assure you, however, as to the price at which you will be able to sell your appreciation warrants or ADWs, which may be higher or lower than the purchase price paid by us in the offer. Consummation of the offer will further reduce the liquidity of the appreciation warrants and ADWs, and there can be no assurance that holders of appreciation warrants and ADWs, will be able to find willing buyers for their appreciation warrants or ADWs after the offer. In addition, if the ADWs are delisted from the New York Stock Exchange, as discussed above, we may decide to terminate the ADW deposit agreement under which the ADWs are issued, which would further reduce the liquidity of the ADWs and eliminate the ability to trade and settle the trades of ADWs. See “The Offer—10. Effects of the Offer on the Market for our Appreciation Warrants; Registration under the Exchange Act.”

Following completion of the offer, we may repurchase additional appreciation warrants and ADWs in the open market, in privately negotiated transactions or otherwise. Future purchases may be on terms that are more or less favorable to holders of our appreciation warrants and ADWs than the offer. However, SEC Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any appreciation warrants outside of the offer until ten business days after the expiration date of the offer, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

7. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Appreciation Warrants and ADWs.

Interest of Directors and Executive Officers

Information about our directors and executive officers, including information relating to their beneficial ownership of appreciation warrants (including appreciation warrants represented by ADWs) is set forth in Schedule I to this document. As of November 5, 2003, our executive officers and directors as a group beneficially owned an aggregate of 12,248,263 appreciation warrants (including appreciation warrants represented by ADWs), which represent approximately 11.80% of the outstanding appreciation warrants.

Our directors and executive officers are entitled to participate in the offer; however, for purposes of determining the purchase price, they are not considered eligible holders and the prices at which they tender appreciation warrants or ADWs beneficially owned by them will not be taken into account.

Repurchases of Appreciation Warrants and ADWs

On February 12, 2003, Centro Distribuidor de Cemento, S.A. de C.V., or CEDICE, one of our wholly-owned Mexican subsidiaries, purchased 4,306,209 appreciation warrants at price of Ps3.70 per appreciation warrant. On April 11, 2003, CEDICE purchased 327,303 ADWs (representing 1,636,515 appreciation warrants) at price of U.S.$1.618 per ADW (Ps3.61 per appreciation warrant). On April 14, 2003, CEDICE purchased 22,794,504 appreciation warrants) at price of Ps3.70 per appreciation warrant. On April 28, 2003, CEDICE purchased 52,826 ADWs (representing 264,130 appreciation warrants) at price of U.S.$1.618 per ADW (Ps3.61 per appreciation warrant).

Recent Transactions in Appreciation Warrants and ADWs.

On October 15, 2003, Jorge Garcia Segovia, a member of our board of directors, purchased 49,000 appreciation warrants on the Mexican Stock Exchange at a price of Ps4.95 per appreciation warrant. Other than this transaction, based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our appreciation warrants or ADWs during the 60 days prior to the date of this document.

Transactions and Arrangements Concerning CEMEX’s Securities

Neither we nor our executive officers and directors are party to any arrangement with respect to the appreciation warrants and ADWs that are the subject of the offer. However, we, our executive officers and directors are, respectively, parties to agreements involving other classes of our securities. These arrangements are described below.

Lock-Up Agreements.    In connection with our October 2003 public equity offering, we and our executive officers and directors have agreed, subject to limited exceptions, not to offer, sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock for a period of 90 days from October 16, 2003, without the prior written consent of the underwriters of that offering. This agreement does not apply to, among other things, our appreciation warrants and ADWs and our employee benefit plans, including the grant of securities or options thereunder, the delivery of securities pursuant thereto and the disposition by the recipient of any securities so delivered.

Employee Benefit Trust Agreements.    Our employee stock option plans have entered into the following agreements with us whereby we have agreed to provide them with sufficient CPOs (or funds to acquire CPOs) to satisfy their obligations to deliver CPOs to employees upon exercise of stock options:

•	Trust Agreement number 110910-1 dated August 10, 1995 (as from time to time amended) between CEMEX (as settlor and beneficiary) and Banco Nacional de Mexico, S.A., Division Fiduciaria (as trustee); and

•	Trust Agreement number 111132-7 dated December 13, 2001 between CEMEX and Centro Distribuidor de Cemento, S.A. de C.V. (as settlors), and Banco Nacional de Mexico, S.A., Division Fiduciaria (as trustee).

In addition, our employee benefit plans have entered into the following agreements:

•	Trust Agreement dated December 9, 1999 between the persons named in Annex A as first settlers-beneficiaries, the other persons named in Annex B as second settlers-beneficiaries, CEMEX as lending trustee and Citibank, N.A. as trustee pursuant to which the trust, among other things, acquires, manages and disposes of appreciation warrants;

•	Trust Agreement number 111174-2 dated February 27, 2003 between CEMEX employees as settlors and beneficiaries and Banco Nacional de Mexico, S.A., Integrante del grupo Financiero Banamex, División Fiduciaria, pursuant to which the trust has the right to acquire and dispose of CPOs;

•	Trust Agreement dated February 19, 1999 between the persons named in Annex A as first settlers-beneficiaries and Citibank, N.A. as trustee pursuant to which the trust, among other things, acquires, manages and disposes of CPOs and ADRs; and

•	Call option agreement dated March 1, 2003 among Centro Distribuidor de Cemento, S.A. de C.V., or CEDICE, a subsidiary of ours, and Banco Nacional de Mexico, Grupo Financiero Banamex, Division Fiduciaria as trustee under Trust number 111174-2 pursuant to which the trust has the right to purchase from CEDICE up to 38,583,989 CPOs for a price of U.S.$3.45784 per CPO and a premium of U.S.$0.25048 per CPO. The trust paid CEDICE U.S.$9,664,706.63 for this option, which is open for 5 years from March 27, 2003.

CEMEX Asia Holdings Transaction.    On July 12, 2002, we entered into agreements to purchase 1,483,365 shares of CEMEX Asia Holdings, Ltd., or CAH, common stock (approximately 14.58% of the outstanding share capital) from several CAH investors in exchange for 28,195,213 CPOs (subject to anti-dilution adjustments), which exchange was originally scheduled to take place in four equal quarterly tranches commencing on March 31, 2003. The exchange of 63,572 of these CAH shares took place in three quarterly tranches commencing on March 31, 2003, with the exchange of the fourth tranche of 21,191 CAH shares scheduled to take place on December 31. 2003. In April 2003, we amended the terms of the July 12, 2002 agreements with respect to 1,398,602 of the CAH shares. Instead of purchasing those CAH shares in four equal quarterly tranches commencing on March 31, 2003, we agreed to purchase those CAH shares in four equal quarterly tranches commencing on March 31, 2004.

Equity Forward Contracts.    From time to time we enter into forward transactions in our CPOs or ADSs with banks and other financial institutions in order to cover our obligations to deliver CPOs or ADSs upon the future exercise of options granted under our employee stock option programs and our voluntary employee stock option programs and our obligation to deliver CPOs upon the exchange of CPOs for CAH shares as described above. Under these forward contracts, which are listed below, the banks agreed to sell to us on the respective maturity dates of these forward contracts the respective number of CPOs or ADS, as applicable, which these banks purchased in open market transactions, for the respective forward purchase price per CPO or ADS, as applicable. Upon liquidation and at our option, these forward contracts provide for physical settlement or net cash settlement. The forward settlement price payable at any time under these forward contracts is equal to the present value of the forward purchase price per share multiplied by the number of shares subject to the forward contract. At maturity, if these forward contracts are not settled or replaced, or if we default on these agreements, these banks may sell the CPOs or ADSs underlying these forward contracts.

The following are the equity forward transactions entered into between Wachovia Bank, National Association and our wholly-owned subsidiary, Centro Distribuidor de Cemento, S.A. de C.V., or CEDICE, on the dates and upon the terms specified below. We provided a guaranty in favor of Wachovia in each of these transactions:

Date	Expiration	Forward Purchase Price	Shares (CPOs)
01/08/2003	03/16/2005	5.2727	813,294
01/03/2003	03/16/2005	5.2727	11,610,912
11/18/2002	12/10/2004	5.2327	7,186,360
10/02/2002	12/10/2004	5.2327	9,755,287
09/17/2002	11/05/2004	5.2201	5,867,169

The following is the equity forward transaction entered into between Citibank, N.A. and our wholly-owned subsidiary, Empresas Tolteca de Mexico, S.A. de C.V., on the date and upon the terms specified below:

Date	Expiration	Forward Purchase Price	Shares (ADRs)
12/23/2002	02/24/2004	21.7788	1,124,892

The following is the equity forward transaction entered into between Banco Santander Mexicano, S.A., Institución de Banca Múltiple Grupo Financiero Santander Serfin and CEDICE on the date and upon the terms specified below. We provided a guaranty in favor of Banco Santander in this transaction:

Date	Expiration	Forward Purchase Price	Shares (CPOs)
04/09/2003	05/10/2004	4.962094	9,769,000

The following is the equity forward transaction entered into between Dresdner Bank AG and CEDICE on the date and upon the terms specified below. We provided a guaranty in favor of Dresdner in this transaction:

Date	Expiration	Forward Purchase Price	Shares (CPOs)
10/10/2001	10/08/2004	5.25955	20,830,582

The following is the equity forward transaction entered into between Bear, Stearns International Limited and CEDICE on the date and upon the terms specified below. We provided a guaranty in favor of Bear, Stearns in this transaction:

Date	Expiration	Forward Purchase Price	Shares (CPOs)
06/28/2001	02/14/2006	6.76	19,000,000

The following is the equity forward transaction entered into between Credit Agricole Lazard Financial Products Bank and CEDICE on the date and upon the terms specified below. We provided a guaranty in favor of Credit Agricole in this transaction:

Date	Expiration	Forward Purchase Price	Shares (CPOs)
10/01/2001	10/02/2006	5.56	24,870,308

The following are the equity forward transactions entered into between UBS AG, London Branch and CEDICE on the date and upon the terms specified below. We provided a guaranty in favor of UBS in this transaction:

Date	Expiration	Forward Purchase Price	Shares (CPOs)
08/20/2003	07/20/2004	5.1611	5,087,500
08/20/2003	08/20/2004	5.1775	5,087,500
08/20/2003	09/20/2004	5.1944	5,087,500
08/20/2003	10/20/2004	5.212	5,087,500

The following are the equity forward transactions entered into between JPMorgan Chase Bank and CEDICE on dates and upon the terms specified below:

Date	Expiration	Forward Purchase Price	Shares (ADRs)
06/26/2003	06/25/2004	22.9178	484,000
08/20/2003	08/20/2004	25.8346	1,130,000
09/23/2003	09/22/2004	26.6115	542,000
11/06/2003	09/22/2004	26.6115	422,540
06/01/2001	01/30/2006	35.7232	363,328
02/27/2001	01/30/2006	36.6726	1,231,924
07/05/2001	01/30/2006	36.2387	921,385
10/30/2001	01/30/2006	37.9845	312,992
05/15/2003	08/15/2006	29.0018	1,606,000
05/15/2003	09/15/2006	29.2542	1,606,000

8. Income Tax Consequences

U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences relating to the offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only U.S. Holders (as defined below) that are entitled to tender their appreciation warrants or ADWs pursuant to the offer. This summary does not address all aspects of U.S. federal income taxation that may be important to you in light of your individual circumstances, for example, if you are an investor subject to special tax rules (such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities who elects to apply a mark-to-market method of accounting, person whose functional currency is not the U.S. dollar, person who acquired the securities as compensation, expatriate or tax-exempt investor) or if you hold a security as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction” or other integrated investment, or other than a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This summary also does not address the state, local or foreign tax consequences of participating in the offer.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of appreciation warrants or ADWs who is the owner of record of those securities and is for U.S. federal income tax purposes:

• an individual who is a citizen or resident of the United States;

• a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia);

• an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

• a trust whose administration is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds appreciation warrants or ADWs, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.

Holders of appreciation warrants or ADWs are advised to consult with their tax advisors regarding the particular tax consequences to them of the offer and the consequences of participating or not participating in the offer in light of their particular tax situation and under state, local and foreign tax laws applicable to them.

Characterization of the Purchase. Our purchase of a U.S. Holder’s appreciation warrants or ADWs pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. Holder will be treated as having sold the U.S. Holder’s appreciation warrants or ADWs and will recognize capital gain or loss equal to the difference between the amount of cash received under the offer (converted by the U.S. tender agent from Mexican Pesos into U.S. Dollars at an exchange rate available to it on the payment date) and the U.S. Holder’s adjusted tax basis in its appreciation warrants or ADWs (as determined in U.S. dollars) surrendered in the exchange therefor. Gain or loss must be determined separately for each block of appreciation warrants or ADWs (appreciation warrants or ADWs acquired at the same cost in a single transaction) that is purchased by us from a U.S. Holder under the offer. A U.S. Holder may be able to designate, generally through its broker, which blocks of its appreciation warrants or ADWs it wishes to tender under the offer if less than all of its appreciation warrants or ADWs are tendered under the offer. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Any gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for the appreciation warrants or ADWs that were sold exceeds one year as of the date of purchase by us under the offer. Long-term capital gains recognized by an individual are eligible for reduced rates of taxation. The deduction of capital losses is subject to limitations. Gain recognized on the exchange usually will be treated as U.S. source gain for purposes of the foreign tax credit rules of U.S. tax law.

Gain recognized on the exchange of ADWs should not be subject to Mexican withholding tax. Gain recognized on the exchange of appreciation warrants, however, will be subject to Mexican withholding tax unless (i) we obtain a ruling from the Mexican taxing authority that the income tax treaty between the United States and Mexico, or the Treaty, exempts such gain from tax and (ii) at the time of the exchange, a U.S. Holder is able to provide either proof of U.S. residency in Form 6166 from the Internal Revenue Service, or the IRS, or a certified copy of the prior year’s tax return to the broker-dealer tendering the appreciation warrants on their behalf. See “Mexican Tax Consequences” below. A U.S. Holder may obtain Form 6166 by mailing a request for certification of U.S. residency to the IRS, Philadelphia Service Center, Foreign Certification Request, P.O. Box 16437, Philadelphia, PA 19114-0447 or faxing such a request to (212) 516-1035 or (212) 516-3412. A U.S. Holder may refer to IRS Publication 686 for a detailed discussion of residency certification procedures. No assurance can be given that a U.S. Holder will be able to obtain a Form 6166 from the IRS in time to participate in the offer.

If Mexican tax is imposed on the exchange of appreciation warrants in the offer, a U.S. Holder will not be permitted to offset the Mexican tax as a credit against its U.S. tax to the extent that the Mexican tax is refundable or is otherwise not considered a compulsory payment within the meaning of U.S. tax laws. This will depend in part upon the U.S. Holders eligibility for benefits under the Treaty.

U.S. Holders should consult their own tax advisors regarding the applicability of Mexican withholding tax on an exchange of appreciation warrants, their eligibility for benefits under the Treaty, the possibility of obtaining a refund from the Mexican taxing authority and their ability to claim a credit against U.S. tax for any Mexican tax withheld on an exchange of appreciation warrants.

Holders of Appreciation Warrants or ADWs Who Do Not Receive Cash under the Offer. U.S. Holders whose appreciation warrants or ADWs are not purchased by us under the offer will not incur any tax liability as a result of the completion of the offer.

Backup Withholding and Information Reporting. See “The Offer—2. Procedures for Tendering Appreciation Warrants and ADWs” with respect to the application of U.S. federal backup withholding and information reporting.

Mexican Tax Consequences

The following is a summary of the principal consequences, under Mexico’s federal tax laws and regulations in effect on the date hereof, of the participation in the offer and the tendering of appreciation warrants to us and ADWs to CEMEX Inc. by a person that is deemed to be a non-resident of Mexico for Mexican tax purposes, whom we refer to as a “Foreign Holder.” This summary includes such principal Mexican tax consequences, but it does not purport to be a complete description of all tax consequences arising from participating in the offer or tendering appreciation warrants or ADWs by any such Foreign Holder. In addition, those consequences may vary depending upon the specific characteristics or the place of residence of the Foreign Holder.

This summary is based on Mexico’s federal tax laws and regulations in effect on the date hereof, all of which may change in the future, which may affect the accuracy or completeness of this summary. We will not and do not have any obligation to update this summary in the future.

For purposes of Mexican taxation, a Foreign Holder is a person that may not be deemed a resident of Mexico for tax purposes. A natural person is a resident of Mexico for tax purposes if he or she has established his or her home in Mexico, unless he or she has resided in another country for more than 183 calendar days, whether consecutive or not, during a calendar year and can demonstrate that he or she has become a resident of that country for tax purposes. A legal entity is a resident of Mexico if it is organized under Mexican law or it maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such citizen can demonstrate the contrary. If a non-resident of Mexico is deemed to have a permanent establishment in Mexico for tax purposes, all income attributable to such permanent establishment will be subject to Mexican taxes, in accordance with the applicable Mexican tax laws.

Under Mexico’s federal tax laws, the tendering of ADWs to CEMEX Inc. by a Foreign Holder or the payment by CEMEX Inc. to a Foreign Holder of the purchase price for ADWs, will not be subject to Mexican withholding or similar taxes or to Mexican transfer or similar taxes.

Under Mexico’s federal tax laws, gains, if any, arising from the payment by us to a Foreign Holder of the purchase price for appreciation warrants, will be subject to Mexican withholding taxes imposed at a rate of twenty five percent (25%). Foreign Holders will be required to provide to the Mexican broker-dealer tendering the appreciation warrants on their behalf, to the satisfaction of such Mexican broker-dealer, the documentation or other evidence necessary to determine the gain to which such Mexican withholding taxes will apply.

If the Foreign Holder is a resident of a country deemed to maintain a preferential tax regime in accordance with the Mexican Income Tax Law (Ley del Impuesto sobre la Renta), the payment by us of the purchase price for the appreciation warrants, will be subject to Mexican withholding taxes imposed at a rate of forty percent (40%), without any deduction. For this purpose, Foreign Holders will be required to provide to the Mexican broker-dealer tendering the appreciation warrants on their behalf, to the satisfaction of such Mexican broker-dealer, documentation or other evidence necessary to determine their place of residency.

We intend to file a request for a ruling with the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), or the Ministry, confirming that if the Foreign Holder resides in a country with which Mexico has entered into a treaty for the avoidance of double taxation which is in effect, the payment made by us of the purchase price for the appreciation warrants to such Foreign Holder, will not be subject to Mexican withholding taxes, pursuant to the terms of such treaties. If the request for the ruling is resolved favorably by the Ministry, before the expiration date of the offer, Foreign Holders may take advantage of the benefits of the ruling, if such Foreign Holders provide evidence to the Mexican broker-dealer tendering the appreciation warrants on their behalf, that they reside in a country with which Mexico has entered into a treaty for the avoidance of double taxation which is in effect. We believe that the only evidence of residence that will be acceptable will be (i) a certification of tax residency, issued by the relevant tax authority, or (ii) a certified copy of the last yearly tax return. We cannot assure you that such ruling will be obtained and, even if it is obtained, if evidence of residence in a country with which Mexico has entered into a treaty for the avoidance of double taxation which is in effect cannot be obtained by the relevant Foreign Holder, the withholding taxes specified above will apply.

Under Mexico’s federal tax laws, the tender of appreciation warrants by a Foreign Holder will not be subject to Mexican transfer or similar taxes.

The discussion set forth above is included for general information only. We urge you to consult your tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local and foreign tax laws.

THE OFFER

1. Number of Appreciation Warrants and ADWs; Price.

On the terms and subject to the conditions of the offer, we will purchase at the selected purchase price (as defined below) all appreciation warrants (including appreciation warrants represented by ADWs) that are tendered (and not properly withdrawn in accordance with the procedures set forth under “The Offer—3. Withdrawal Rights”) at or below the selected purchase, which will be a single price not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW), in cash. All appreciation warrants we purchase in the offer will be purchased directly by us, and all ADWs we purchase in the offer will be purchased by CEMEX, Inc., our wholly-owned U.S. subsidiary.

The term “expiration date” with respect to the offer means 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on December 17, 2003, unless we, in our sole discretion, extend the period of time during which the offer will remain open, subject to applicable regulatory approvals. If extended by us, the term “expiration date” will mean the latest time and date at which the offer, as extended, will expire. See “The Offer—12. Extension of the Offer; Termination; Amendment” for a description of our right to extend, delay, terminate or amend the offer.

Holders desiring to tender appreciation warrants or ADWs must specify the price or prices, not greater than Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW) nor less than Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW), at which they are willing to sell their appreciation warrants or ADWs, as applicable. Prices may only be specified in increments of Ps0.30 per appreciation warrant (U.S.$ equivalent of Ps1.50 per ADW). Tenders of appreciation warrants or ADWs of holders who do not specify a price will be rejected.

As soon as practicable following the expiration date, we will determine the purchase price for appreciation warrants and ADWs validly tendered and not properly withdrawn, which we refer to as the “selected purchase price,” using the following pricing formula:

The selected purchase price will be either:

(1)	the lowest price that will enable us to purchase at least eighty percent of the appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by eligible holders on November 5, 2003 (or 45,293,003 appreciation warrants); or

(2)	if less than eighty percent of the appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by eligible holders on November 5, 2003 (or 45,293,003 appreciation warrants) are validly tendered, the highest price at which any appreciation warrant (including appreciation warrants represented by ADWs) is validly tendered by an eligible holder.

For purposes of determining the selected purchase price only, appreciation warrants and ADWs beneficially owned by persons that are not eligible holders will not be taken into account. “Eligible holders” means all beneficial owners of appreciation warrants and ADWs, other than our executive officers, directors, subsidiaries and two of our employee pension funds over which we exercise investment discretion, which we refer to as the “employee pension funds.” As of November 5, 2003, of the 103,790,945 outstanding appreciation warrants (including appreciation warrants represented by ADWs), 56,616,253 appreciation warrants (including appreciation warrants represented by ADWs) were held by eligible holders. Holders desiring to tender appreciation warrants or ADWs must indicate on their Indeval participant tender letter, letter of transmittal or agents’ message, as applicable, whether they are eligible holders. Tenders of appreciation warrants or ADWs of holders who do not indicate that they are eligible holders will be deemed to be tendered by persons who are not eligible holders and the prices at which such appreciation warrants or ADWs were tendered will not be taken into account for purposes of determining the selected purchase price.

We will purchase all appreciation warrants and ADWs validly tendered at prices at or below the selected purchase price and not properly withdrawn, including appreciation warrants and ADWs validly tendered, and not properly withdrawn, by persons that are not eligible holders. All appreciation warrants and ADWs we purchase will be purchased at the selected purchase price. However, we will not purchase any appreciation warrants or ADWs tendered at a price above the selected purchase price.

As soon as practicable following the expiration date, we will accept for payment and pay for, appreciation warrants and ADWs validly tendered (and not properly withdrawn) at or below the selected purchase price upon the terms and conditions of the offer. We will cancel all appreciation warrants (including appreciation warrants represented by ADWs) we purchase in the offer.

All appreciation warrants and ADWs tendered and not purchased, including appreciation warrants and ADWs tendered at prices above the purchase price we select, will be returned to you at our expense as soon as practicable following the expiration date.

You can tender different portions of your appreciation warrants or ADWs at different prices. However, you may only submit one Indeval participant letter, letter of transmittal or agents’ message, as applicable, for appreciation warrants or ADWs tendered, even if you wish to tender portions of your appreciation warrants or ADWs at more than one price. The same appreciation warrants or ADWs cannot be tendered (unless properly withdrawn previously in accordance with the procedures described under “The Offer—3. Withdrawal Rights”) at more than one price. If you wish to ensure that your appreciation warrants or ADWs will be purchased, you should indicate on the Indeval participant letter, the letter of transmittal, or the agents’ message, applicable, that you will accept the minimum price of Ps5.10 per appreciation warrant (U.S.$ equivalent of Ps25.50 per ADW). See “The Offer—2. Procedures for Tendering Appreciation Warrants and ADWs.”

You may withdraw your appreciation warrants or ADWs from the offer by following the procedures described under “The Offer—3. Withdrawal Rights.”

If we:

•	increase or decrease the range of prices to be paid for appreciation warrants, or

•	decrease the number of appreciation warrants being sought in the offer,

then the offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “The Offer—12. Extension of the Offer; Termination; Amendment.” For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

The offer is not conditioned on any minimum number of appreciation warrants or ADWs being tendered. The offer is, however, subject to other conditions discussed under “The Offer—5. Conditions of the Offer.”

2. Procedures for Tendering Appreciation Warrants and ADWs

If you own appreciation warrants or ADWs and wish to tender them in the offer, you should determine how you hold the securities and follow the instructions below for tendering them.

If you hold your securities through an agent

If you hold your securities in a brokerage or custodian account through an agent, including a broker, dealer, bank, trust company, custodian or other nominee, you will need to timely instruct your agent to tender your securities prior to the expiration date in the manner described below and upon the terms and conditions set forth in this document. The appreciation warrants are held only in book entry form through the facilities of S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V., or Indeval; the ADWs may be held in either book entry form through the facilities of The Depository Trust Company, or DTC, or in certificated form. Please refer to any materials forwarded to you by your agent to determine how you can timely instruct your agent to take these actions.

If you hold your ADWs in certificated form

If you hold your ADWs in certificated form, you will be able to tender those ADWs only if you tender your ADWs in the manner described below or arrange for an agent to hold your ADWs on your behalf in book-entry form. If you appoint an agent, your agent may arrange for ADWs to be held in book-entry form through any participant in DTC. You and your agent should contact the information agent or the dealer-manager at the numbers set forth on the back cover of this document if you have questions in this regard.

The role of your agent

The following chart will assist you in determining how you hold your securities and how you should tender those securities in the offer:

Security Type	Security Identifier	How to Tender
Appreciation warrants	Your account statements should identify your appreciation warrants by reference to ISIN No. MXWACM010004.	Instruct your agent to follow the tender offer procedures for tendering appreciation warrants in book-entry form described below.

ADWs in book-entry form	Your account statements should identify your ADWs by reference to CUSIP No. 151290863.	Instruct your agent to follow the tender offer procedures for tendering ADWs in book-entry form described below.

ADWs in certificated form	Your American Depositary Warrant Receipt should identify the ADWs represented by it and should identify those ADWs by reference to CUSIP No. 151290863.	Follow the tender offer procedures for tendering ADWs in certificated form described below.

Valid Tender of Appreciation Warrants and ADWs

In the case of appreciation warrants, your agent should arrange for a Mexican broker-dealer (casa de bolsa) that is an Indeval participant to receive and hold the appreciation warrants through its Indeval account on your behalf and to tender those appreciation warrants in the offer, in a transaction executed as a transfer (cruce) on the Mexican Stock Exchange, to the Mexican dealer manager, who will be acting on our behalf, at its account at Indeval and to deliver to the Mexican dealer manager an Indeval participant tender letter, in the format provided for such purpose, prior to the expiration date. In the event one or more brokers, dealers, banks, trust companies, custodians or other nominees act as an intermediary between your agent and the Mexican broker-dealer that is an Indeval participant, your agent should arrange for the intermediary to forward the tender instructions for the appreciation warrants to the appropriate Mexican broker-dealer that is an Indeval participant for such Mexican broker-dealer to follow the procedures described above.

In the case of ADWs held in book-entry form, your agent should arrange for the DTC participant holding the ADWs through its DTC account to tender those ADWs in the tender offer to the U.S. tender agent prior to the expiration date in accordance with the DTC procedures applicable to tendering in modified Dutch auctions. In the event one or more brokers, dealers, banks, trust companies, custodians or other nominees acts as an intermediary between your agent and that DTC participant, your agent should arrange to deliver the tender instructions for the ADWs to the appropriate DTC participant.

In the case of ADWs held in certificated form, you may tender the ADWs registered in your name on the books of the U.S. tender agent by delivering to the U.S. tender agent a properly completed and duly executed letter of transmittal or a manually executed facsimile of it, together with the applicable signature guarantees from an eligible guarantor institution, and the certificate evidencing the ADWs specified in the accompanying letter of transmittal, in each case, on or prior to the expiration date.

Your agent should contact in advance the Mexican broker-dealer that is an Indeval participant or the DTC participant whom your agent will be instructing to deliver the securities and the accompanying tender documentation to the Mexican dealer manager or the U.S. tender agent, as applicable, to assure that all necessary arrangements are made with that participant in a timely manner to permit the delivery of the securities and the accompanying tender documentation to the Mexican dealer manager or the U.S. tender agent, as applicable, on or before the expiration date and in accordance with that participant’s procedures. You and your agent will be responsible for the risks in connection with the procedures of that participant, and we will have no liabilities or obligations in connection with those risks.

If you want to tender your appreciation warrants or ADWs you must properly complete the pricing section of the Indeval participant tender letter, letter of transmittal or agents’ message, as applicable:

•	If you wish to ensure that your appreciation warrants or ADWs will be purchased, you should check the box next to the minimum purchase price of Ps5.10 per appreciation warrant (Ps25.50 per ADW) in the pricing section of the Indeval participant tender letter, letter of transmittal or agents’ message, as applicable. This means that you will accept the purchase price selected by us in accordance with the terms of the offer.

•	If you wish to indicate a purchase price higher than the minimum purchase price (in multiples of Ps0.30 per appreciation warrant (Ps1.50 per ADW)) at which your appreciation warrants or ADWs are being tendered, you must check one box in the pricing section of the Indeval participant tender letter, letter of transmittal or agents’ message, as applicable, for each portion of your appreciation warrants or ADWs tendered. You should be aware that this election could mean that none of your appreciation warrants or ADWs will be purchased if you choose a price for those securities that is higher than the purchase price we select after the expiration date.

If you wish to tender portions of your appreciation warrants or ADWs at different prices, you may only submit one Indeval participant letter, letter of transmittal or agents’ message, as applicable, for appreciation warrants or ADWs tendered. However, the same appreciation warrants or ADWs cannot be tendered (unless properly withdrawn previously in accordance with the procedures described under “The Offer—3. Withdrawal Rights”) at more than one price. To tender appreciation warrants or ADWs properly, one and only one price box must be checked in the pricing section of the Indeval participant letter, letter of transmittal or agents’ message, as applicable, for each portion of your appreciation warrants or ADWs tendered.

If you tender your appreciation warrants or ADWs directly to the Mexican dealer manager or the U.S. tender agent, as applicable, you will not need to pay any brokerage commissions. If you hold appreciation warrants or ADWs through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your appreciation warrants or ADWs through the broker or bank.

The role of the DTC participant or the Mexican broker-dealer Indeval participant

A DTC participant may tender ADWs only by taking the following actions on or before 4:15 p.m., New York City time, on December 17, 2003:

(1) delivering ADWs by means of book-entry transfer into the U.S. tender agent’s applicable DTC accounts. One such account will be established for tenders by eligible holders, which we refer to as the “eligible holder account,” and another account will be established for tenders who do not certify that they are eligible holders; and

(2) transmitting a message to the U.S. tender agent through the facilities of DTC, commonly referred to as an “agents’ message,” specifying that the relevant participant has received and agrees to be bound by the terms and conditions set forth in this document with respect to the offer, specifying the price or prices at which the relevant participant is tendering ADWs in the offer and, in the case of a tender of ADWs into the eligible holder account, specifying that the relevant participant is tendering ADWs on behalf of eligible holders.

By taking these actions, you and your agent will be deemed to have agreed (1) to the terms and conditions of the offer as set forth in this document and (2) that we and the U.S. tender agent may enforce the terms and conditions against you and your agent.

A Mexican broker-dealer that is an Indeval participant may tender appreciation warrants only by taking the following actions on or before 3:15 p.m., Mexico City time, on December 17, 2003:

(1) delivering appreciation warrants by means of book-entry transfer, pursuant to a transaction executed on the Mexican Stock Exchange, into the Mexican dealer manager’s Indeval third party account specified by the Mexican dealer manager to each Mexican broker-dealer Indeval participant promptly after the commencement of the tender offer; and

(2) delivering to the Mexican dealer manager, at its address in Mexico City specified on the back cover of this document, a signed and completed Indeval participant tender letter, a form of which will be provided by the Mexican dealer manager to each Indeval participant promptly after the commencement of the tender offer. The Indeval participant tender letter will not be accepted by the Mexican dealer manager at any address other than the address for the Mexican dealer manager in Mexico City specified on the back cover of this document.

By taking these actions, you and your agent shall be deemed to have agreed (1) to the terms and conditions of the tender offer or the Mexican tender offer, as applicable, and (2) that CEMEX and the Mexican dealer manager may enforce the terms and conditions against you and your agent.

You should deliver the letter of transmittal and the DTC participants’ agents’ messages only to the U.S. tender agent and the Indeval participants’ tender letters only to the Mexican dealer manager. The U.S. tender agent will not accept any tender materials other than the letter of transmittal and the DTC participants’ agents’ messages. The Mexican dealer manager will not accept any tender materials other than the Indeval participants’ tender letters.

General Provisions

The method of delivery of securities and all other documents or instructions including, without limitation, the agents’ messages and Indeval participant tender letters and the letters of transmittal, is at your risk.

A tender will be deemed to have been received only:

(1) in the case of a tender of appreciation warrants, when the Mexican dealer manager receives both the duly completed and signed Indeval participant tender letter stating the price(s) at which you are tendering appreciation warrants and indicating whether you are an eligible holder at its address in Mexico

City specified on the back cover of this document and a book-entry transfer, pursuant to a transaction executed on the Mexican Stock Exchange, of the appreciation warrants into the Mexican dealer manager’s Indeval third-party account;

(2) in the case of a tender of ADWs in book-entry form, when the U.S. tender agent receives both a duly completed agents’ message through the facilities of DTC at the U.S. tender agent’s DTC account stating the price(s) at which you are tendering ADWs through your broker and, in the case of a tender of ADWs into the eligible holder account, specifying that the relevant DTC participant is tendering on behalf of an eligible holder and confirmation of book-entry transfer of the ADWs into the U.S. tender agent’s applicable DTC account; or

(3) in the case of a tender of ADWs held in certificated form, when the U.S. tender agent receives a properly completed and duly executed letter of transmittal or a manually executed facsimile of it stating the price at which you are tendering each ADW certificate representing ADWs and indicating whether you are an eligible holder, together with the applicable signature guarantees from an eligible institution, and the certificate evidencing the ADWs specified in the accompanying letter of transmittal, in each case, on or prior to the expiration date. If you hold less ADW certificates than the number of prices you wish to select for your ADWs to be purchased by us, you may contact Citibank, N.A., as the ADW depositary for instruction on how to receive (i) book-entry ADWs or (ii) the appropriate number of ADW certificates equal to the number of prices you wish to select for the sale of your ADWs. Your ADWs will not be validly tendered if (i) more than one box is checked and you are not tendering an ADW certificate evidencing the same number of ADWs opposite such box or (ii) no box is checked.

We reserve full discretion to resolve all questions as to tenders, including whether the documentation is complete, the date and time of receipt of a tender, the propriety of execution and delivery of any document or instruction, and other questions as to validity, form, eligibility or acceptability of any tender. We reserve the right to reject any tender not in proper form or otherwise not valid or the acceptance of which may, in the opinion of our counsel, be unlawful or to waive any irregularities or, in the reasonable discretion of our counsel, to waive any applicable conditions. Our interpretation of the terms and conditions of the tender offer will be final and binding. We shall not be obligated to give any notice of any defects or irregularities in tenders and shall not incur any liability for failure to give that notice. The U.S. tender agent and the Mexican dealer manager may, but shall not be obligated to, give notice to the tendering holders of any irregularities or defects in tenders, and shall not incur any liability for any failure to give that notice. Appreciation warrants and ADWs will not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered securities will be returned without cost to the tendering holder promptly after the expiration date, unless the irregularities and defects of that tender are timely cured or waived, as follows:

•	in the case of book-entry securities, by book-entry delivery through Indeval, in the case of appreciation warrants, or DTC, in the case of ADWs, to the accounts of the applicable Mexican broker-dealer Indeval participants or DTC participants; or

•	in the case of ADWs held in certificated form, by mail to the addresses of those holders registered on the books of the U.S. tender agent for the ADWs.

Securities being tendered must be delivered to the Mexican dealer manager or the U.S. tender agent, as applicable, in accordance with the procedures described in this document on or before the expiration date. There will be no guaranteed delivery procedures associated with this offer permitting delivery after the expiration date.

Terms and Conditions of a Tender of Securities

Securities being tendered in the tender offer and either the completed Indeval participant tender letter, the completed DTC participant’s agents’ message or the completed and duly executed letter of transmittal must be received by the U.S. tender agent or the Mexican dealer manager, as applicable, in accordance with the terms described in this document by 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on December 17, 2003, unless we choose to extend the tender offer, subject to applicable regulatory approvals.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement

A tender of appreciation warrants or ADWs under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the appreciation warrants or ADWs at least equal to the appreciation warrants or ADWs tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

•	the tender of appreciation warrants or ADWs, as applicable, complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender securities for that person’s own account unless, at the time of tender, the person so tendering

•	has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

•	will deliver or cause to be delivered the securities in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of appreciation warrants or ADWs tendered under the offer will constitute a binding agreement between you and us upon the terms and conditions of the offer described in this and related documents.

In addition, by signing and delivering a letter of transmittal or by instructing your agent to tender your securities in the tender offer, you are representing, warranting and agreeing that:

•	you have received and read a copy of this document and understand and agree to be bound by all the terms and conditions of the tender offer;

•	you have full power and authority to tender your securities;

•	you have assigned and transferred the securities to the U.S. tender agent or Mexican dealer manager, and irrevocably constitute and appoint the U.S. tender agent or Mexican dealer manager, as applicable, as your true and lawful agent and attorney-in-fact to cause your securities to be tendered in the tender offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this document;

•	your securities are being tendered, and will, when accepted by the U.S. tender agent or Mexican dealer manager, as applicable, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the tender offer; and

•	you will, upon our request or the request of the U.S. tender agent or Mexican dealer manager, as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of the securities.

Your agent, by delivering, or causing to be delivered, those securities and the completed agents’ message or the completed Indeval participant tender letter, to the U.S. tender agent or Mexican dealer manager, respectively, is representing and warranting that you, as owner of the securities, have represented, warranted and agreed to each of the above.

Return of Unpurchased Appreciation Warrants and ADWs

If any tendered appreciation warrants or ADWs are not purchased, such unpurchased appreciation warrants or ADWs will be returned without cost to the tendering holder promptly after the expiration date as follows:

•	in the case of book-entry securities, by book-entry delivery through Indeval, in the case of appreciation warrants, or DTC, in the case of ADWs, to the accounts of the applicable Mexican broker-dealer Indeval participants or DTC participants; or

•	in the case of ADWs held in certificated form, by mail to the corresponding addresses of those holders registered on the books of the U.S. tender agent for the ADWs.

Backup Withholding and Information Reporting

A U.S. Holder whose appreciation warrants or ADWs are sold pursuant to the offer may be subject to information reporting. In addition, a U.S. Holder of appreciation warrants or ADWs may be subject to backup withholding on the proceeds from the sale of the appreciation warrants or ADWs pursuant to the offer unless such holder is an exempt recipient (such as a corporation) or provides to the paying agent such holder’s correct taxpayer identification number and certifies that such holder is exempt from or otherwise is not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld under these rules will be creditable against the U.S. Holder’s federal income tax liability.

For a discussion of U.S. federal income tax consequences to tendering holders, see “Special Factors—8. Income Tax Consequences.”

3. Withdrawal Rights.

Appreciation warrants and ADWs tendered may be withdrawn at any time before the expiration of the offer and, unless accepted for payment by us after the expiration of the offer, may also be withdrawn at any time after 4:15 p.m., New York City time, which is 3:15 p.m., Mexico City time, on January 15, 2004. Except as otherwise provided in this Section 3, tenders of appreciation warrants and ADWs are irrevocable.

For a withdrawal of appreciation warrants to be effective, a written notice of withdrawal must be timely received by the Mexican broker-dealer acting on your behalf in the offer, and such Mexican broker-dealer must deliver a notice of withdrawal to the Mexican dealer manager at its address appearing on the back page of this document. For a withdrawal of ADWs to be effective, a written notice of withdrawal must be timely received by the U.S. tender agent at its address appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering holder, the number of appreciation warrants or ADWs to be withdrawn and the name of the registered holder of the appreciation warrants or ADWs. If you tendered your appreciation warrants or ADWs through an agent and wish to withdraw your appreciation warrants or ADWs, you will need to make arrangements for withdrawal with your agent. Your ability to withdraw the tender of your appreciation warrants or ADWs will depend upon the terms of the arrangements you have made with your agent and, if your agent is not the Mexican broker-dealer Indeval participant tendering those appreciation warrants or the DTC participant tendering those ADWs, the arrangements between your agent and such Mexican broker-dealer Indeval participant or DTC participant , including any arrangements involving intermediaries between your agent and such Mexican broker-dealer Indeval participant or DTC participant.

The withdrawal of appreciation warrants can only be made through your agent; therefore, you should notify your agent of your intent in time for your agent to notify the Mexican broker-dealer acting on your behalf in the offer in writing.

If you tendered your ADWs in certificated form and wish to withdraw your ADWs, you will need to deliver to the U.S. tender agent a signed notice of withdrawal specifying the name of the registered holder and the serial numbers shown on the particular certificates evidencing the ADWs to be withdrawn. The U.S. tender agent will require that your signature on a notice of withdrawal be guaranteed by an eligible guarantor institution. If you tendered your ADWs pursuant to the procedure for book-entry transfer, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn appreciation warrants and must otherwise comply with DTC procedures.

The Mexican dealer manager or the U.S. tender agent, as applicable, will return to tendering holders all appreciation warrants and ADWs in respect of which it has received valid withdrawal instructions as soon as practicable after it receives of such instructions.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the U.S. tender agent, the U.S. dealer manager, the Mexican dealer manager, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any appreciation warrants or ADWs properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer unless the withdrawn securities are properly re-tendered before the expiration date by following one of the procedures described under “The Offer—2. Procedures for Tendering Appreciation Warrants and ADWs.”

If we extend the offer, if we are delayed in our purchase of appreciation warrants and ADWs or we are unable to purchase appreciation warrants and ADWs under the offer for any reason, then, without prejudice to our rights under the offer, the Mexican dealer manager and the U.S. tender agent, as applicable, may, subject to applicable law, retain tendered appreciation warrants or ADWs on our behalf, and such appreciation warrants or ADWs may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this Section 3.

4. Purchase of Appreciation Warrants and ADWs; Payment of Purchase Price.

Upon the terms and conditions of the offer, as soon as practicable following the expiration date, we will:

•	determine the purchase price we will pay for appreciation warrants and ADWs validly tendered and not properly withdrawn, taking into account the number of appreciation warrants and ADWs so tendered and the prices specified by tendering holders (other than appreciation warrants and ADWs tendered by persons who are not eligible holders); and

•	accept for payment and pay for, and thereby purchase, appreciation warrants and ADWs validly tendered at prices equal to or below the selected purchase price (including appreciation warrants and ADWs tendered by persons who are not eligible holders) and not properly withdrawn.

For purposes of the offer, we will be deemed to have accepted for payment and therefore purchased appreciation warrants and ADWs that are validly tendered at or below the purchase price and not properly withdrawn, only when, as and if we give notice to the Mexican dealer manager or the U.S. tender agent, as applicable, of our acceptance of the appreciation warrants or ADWs for payment.

Upon the terms and conditions of the offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per appreciation warrant purchase price for all appreciation warrants and ADWs tendered, if validly tendered and not properly withdrawn, at prices between Ps5.10 and Ps8.10 per appreciation warrant (between the U.S.$ equivalents of Ps25.50 and Ps40.50 per ADW).

We will pay for appreciation warrants purchased pursuant to the offer by paying to each Mexican broker-dealer tendering appreciation warrants the aggregate purchase price for the appreciation warrants purchased from such Mexican broker-dealer, which will act as agent for the holders on whose behalf it tendered such appreciation warrants for the purpose of receiving payment from us and transmitting payment to such holders. We will pay for ADWs purchased pursuant to the offer by paying the aggregate purchase price for the ADWs to the U.S. tender agent, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders. The U.S. tender agent will arrange for the conversion of the purchase price paid in Mexican Pesos in respect of appreciation warrants underlying ADWs purchased in the offer into U.S. Dollars at an exchange rate available to it on the payment date for subsequent delivery to you. Neither we nor the U.S. tender agent are responsible for the U.S. tender agent in fact being able to convert Mexican Pesos received for U.S. Dollars as a result of exchange controls or otherwise, or for the exchange rate at which such conversion ultimately occurs.

We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase appreciation warrants or ADWs in the offer. See the conditions to the offer under “The Offer—5. Conditions of the Offer.”

We will pay all stock transfer taxes, if any, payable on the transfer to us of appreciation warrants and ADWs purchased under the offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) appreciation warrants or ADWs not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered ADWs are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

Any tendering U.S. holder or other payee who fails to complete fully, sign and return to the U.S. tender agent the substitute form W-9 included with the letter of transmittal may be subject to federal income backup withholding at the applicable rate on the gross proceeds paid to the holder or other payee under the offer. See “The Offer—2. Procedures for Tendering Appreciation Warrants and ADWs.” Also see “Special Factors—8. Income Tax Consequences” regarding additional U.S. federal income tax consequences.

For accounting purposes, under generally accepted accounting principles in Mexico, the purchase price we pay for any appreciation warrants and ADWs we purchase in the offer will be recorded on our balance sheet as a decrease in stockholders’ equity and as a corresponding decrease in cash and temporary investments.

5. Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any appreciation warrants tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for appreciation warrants and ADWs tendered, subject to applicable regulatory approvals, if, at any time on or after November 17, 2003 and before the expiration of the offer, including any extension of the expiration of the offer, any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment makes it inadvisable for us to proceed with the offer or with acceptance for payment:

•	there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all the appreciation warrants and ADWs under the offer or otherwise relates in any manner to the offer, including the other conditions to the offer or which, in our reasonable judgment, would or might impair a contemplated purpose of the offer;

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly

(i)	make the acceptance for payment of, or payment for, some or all the appreciation warrants and ADWs illegal or otherwise restrict or prohibit completion of the offer or impair a contemplated purpose of the offer; or

(ii)	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all the appreciation warrants and ADWs;

•	there has occurred any of the following:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or on the Mexican Stock Exchange;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Mexico;

(iii)	the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Mexico;

(iv)	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States or Mexico;

(v)	any significant decrease in the market price of our securities, including our CPOs and ADSs and appreciation warrants and ADWs, or any change in the general political, market, economic or financial conditions in the United States, Mexico or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our securities; or

(vi)	any change or changes in the business, financial condition, assets, income, operations, prospects or equity ownership of us or our subsidiaries that, in our reasonable judgment, is or may be material and adverse to us or our subsidiaries.

The conditions to the offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time up until the expiration of the offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of the offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

6. Price Range of Appreciation Warrants and ADWs.

Our appreciation warrants are listed on the Mexican Stock Exchange under the symbol “CMX412E-DC062.” Our ADWs, each of which represents five appreciation warrants, are listed on the New York Stock Exchange under the symbol “CX.WSB.” The following table sets forth, for the periods indicated, the reported highest and lowest market quotations in nominal Pesos for appreciation warrants on the Mexican Stock Exchange and the high and low sales prices in Dollars for ADWs on the New York Stock Exchange.

Calendar Period	Appreciation Warrants(1)		ADWs(2)
	High	Low	High		Low
Quarterly
2001
Fourth quarter	Ps 4.50	Ps 4.00		—		—
2002
First quarter	7.60	3.80	U.S.$	4.40	U.S.$	2.35
Second quarter	8.50	6.50		4.60		3.30
Third quarter	6.50	3.00		3.30		1.35
Fourth quarter	4.20	3.00		2.05		1.22
2003
First quarter	4.00	2.50		1.80		0.95
Second quarter	3.80	2.50		1.65		1.00
Third quarter	5.30	3.10		2.25		1.35
Monthly
2003
April	3.50	2.50		1.54		1.00
May	3.80	2.80		1.60		1.70
June	3.50	2.80		1.65		1.30
July	4.20	3.10		1.80		1.35
August	4.80	4.00		2.15		1.25
September	5.30	4.35		2.25		2.10
October	6.00	4.90		2.30		2.20
November (through November 14, 2003)	5.70	5.10		2.35		2.35

Source: Based on data of the Mexican Stock Exchange and the New York Stock Exchange.

(1)	The appreciation warrants began trading on the Mexican Stock Exchange on December 24, 2001.
(2)	The ADWs, each of which represents five appreciation warrants, were initially listed for trading on the New York Stock Exchange on December 24, 2001, but were not actually traded until January 4, 2002.

On November 14, 2003, the last reported closing price for appreciation warrants on the Mexican Stock Exchange was Ps5.70 per appreciation warrant and the last reported closing price for ADWs on the New York Stock Exchange was U.S.$2.35 per ADW. We urge you to obtain more current market price information for our appreciation warrants and ADWs.

7. Mexican Peso Exchange Rates.

Mexico has had no exchange control system in place since the dual exchange control system was abolished on November 11, 1991. The Mexican Peso has floated freely in foreign exchange markets since December 1994, when the Mexican Central Bank (Banco de Mexico) abandoned its prior policy of having an official devaluation band. Since then, the Peso has been subject to substantial fluctuations in value. The Peso depreciated against the Dollar by 22.7% in 1998, appreciated against the Dollar by 3.9% in 1999, depreciated against the Dollar by 1.16% in 2000, appreciated against the Dollar by 4.68% in 2001, depreciated against the Dollar by 13% in 2002 and depreciated against the Dollar by 5.99% in the first nine months of 2003. These percentages are based on the exchange rate that we use for accounting purposes, or the CEMEX accounting rate. The CEMEX accounting rate represents the average of three different exchange rates that are provided to us by Banco Nacional de México, S.A., or Banamex. For any given date, the CEMEX accounting rate may differ from the noon buying rate for Pesos in New York City published by the U.S. Federal Reserve Bank of New York. We cannot predict the value of the Peso or assure you that the Mexican government will not establish new exchange controls in the future.

The following table sets forth, for the periods and dates indicated, the end-of-period, average and high and low points of the CEMEX accounting rate as well as the noon buying rate for Pesos, expressed in Pesos per U.S.$1.00.

	CEMEX Accounting Rate				Noon Buying Rate
	End of Period	Average(1)	High	Low	End of Period	Average(1)	High	Low
Year ended December 31,
1998	9.900	9.180	10.653	8.073	9.901	9.245	10.630	8.040
1999	9.510	9.547	10.607	9.263	9.480	9.562	10.600	9.240
2000	9.620	9.461	10.098	9.189	9.618	9.459	10.087	9.183
2001	9.170	9.332	9.988	8.954	9.156	9.337	9.972	8.946
2002	10.380	9.755	10.350	9.016	10.425	9.664	10.425	9.000
2003 (through September 30, 2003)	11.002	10.717	11.224	10.101	11.003	10.718	11.235	10.113
2003
March	10.780	—	11.224	10.668	10.782	—	11.235	10.661
April	10.270	—	10.772	10.288	10.308	—	10.770	10.308
May	10.320	—	10.396	10.101	10.340	—	10.424	10.113
June	10.460	—	10.805	10.243	10.455	—	10.739	10.244
July	10.610	—	10.591	10.338	10.585	—	10.585	10.339
August	11.070	—	11.045	10.586	11.060	—	11.060	10.590
September	11.002	—	11.057	10.773	11.003	—	11.040	10.771
October	11.002	—	11.310	11.022	11.055	—	11.318	10.969
November (through November 14, 2003)	11.157		11,157	10.951	11.143		11.170	10.174

(1)	The average of the CEMEX accounting rate or the noon buying rate for Pesos, as applicable, on the last day of each full month during the relevant period.

The noon buying rate for Pesos on November 14, 2003 was Ps11.143 to U.S.$1.00 and the CEMEX accounting rate was Ps11.157 to U.S.$1.00.

The Mexican government does not currently restrict the ability of Mexicans or others to convert Pesos to Dollars, or vice versa. The Mexican Central Bank has consistently made foreign currency available to Mexican private sector entities, such as CEMEX, to meet their foreign currency obligations. Nevertheless, if renewed shortages of foreign currency occur, the Mexican Central Bank may not continue its practice of making foreign currency available to private sector companies and we may not be able to purchase the foreign currency we need to service our foreign currency obligations without substantial additional cost.

8. Source and Amount of Funds.

We would need a maximum of Ps840.7 million (U.S.$75.4 million) to purchase all the validly issued appreciation warrants outstanding (including appreciation warrants represented by ADWs) at the maximum price of Ps8.10 per appreciation warrant (U.S.$ equivalent of Ps40.50 per ADW), other than the appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by our subsidiaries. For purposes of calculating the maximum aggregate purchase price, the 30,708,913 appreciation warrants (including appreciation warrants represented by ADWs) beneficially owned by our subsidiaries have been excluded as the intercompany transaction will have no financial or accounting effect on us.

We will use cash on hand from the proceeds of our October 2003 public equity offering to pay for all appreciation warrants and ADWs we purchase in the offer.

9. Information About Us.

Unless otherwise indicated, references in this Item 9 to “Ps” are to constant Mexican Pesos as of June 30, 2003.

General

Incorporated in 1920, CEMEX is the third largest cement company in the world, based on installed capacity as of June 30, 2003 of approximately 80.9 million tons. We are one of the world’s largest traders of cement and clinker, having traded over 10.2 million tons of cement and clinker in 2002. We are a holding company engaged, through our operating subsidiaries, primarily in the production, distribution, marketing and sale of cement, ready-mix concrete and clinker. We are a global cement manufacturer with operations in North, Central and South America, Europe, the Caribbean, Asia and Africa. As of June 30, 2003, we had worldwide assets of Ps174.7 billion (U.S.$16.7 billion). On November 14, 2003, we had an equity market capitalization of approximately Ps92.0 billion (U.S.$8.3 billion).

We believe that we are one of the most efficient cement producers in the world. We believe we have achieved this competitive advantage through our significant utilization of technology throughout our entire organization, our superior operating practices, our turnaround expertise in newly acquired operations and our size as one of the largest cement companies in the world.

As of June 30, 2003, our main cement production facilities were located in Mexico, Spain, Venezuela, Colombia, the United States, Egypt, the Philippines, Thailand, Costa Rica, the Dominican Republic, Panama, Nicaragua and Puerto Rico. As of June 30, 2003, our assets, cement plants and installed capacity, on an unconsolidated basis, were as set forth below. Installed capacity, which refers to theoretical annual production capacity, represents gray cement equivalent capacity, which counts each ton of white cement capacity as approximately two tons of gray cement capacity. It also includes our proportional interest in the installed capacity of companies in which we hold a minority interest.

	As of June 30, 2003
	Assets (in billions of constant Pesos)	Number of Cement Plants	Installed Capacity (millions of tons per annum)
North America
Mexico	Ps 15.7	15	27.2
United States	42.8	12	13.6
Europe, Asia and Africa
Spain	25.2	8	10.8
Asia	12.4	4	10.9
Egypt	4.0	1	4.7
South America, Central America and the Caribbean
Venezuela	8.0	3	4.6
Colombia	5.2	5	4.8
Central America and the Caribbean	11.1	5	4.1
Cement and Clinker Trading Assets and Other Operations	76.5	—	—

In the above table, “Asia” includes our Asian subsidiaries, and, for purposes of the columns labeled “Assets” and “Installed Capacity,” includes our 25.5% interest, as of June 30, 2003, in PT Semen Gresik, or Gresik, an Indonesian cement producer. In addition to the three cement plants owned by our Asian subsidiaries, Gresik operated four cement plants with an installed capacity of 17.2 million tons, as of June 30, 2003. In the above table, “Central America and the Caribbean” includes our subsidiaries in Costa Rica, the Dominican Republic, Panama, Nicaragua, Puerto Rico and other assets in the Caribbean region. In the above table, “Cement and Clinker Trading Assets and Other Operations” includes in the column labeled “Assets” our 11.9% interest in

Cementos Bio Bio, a Chilean cement producer having three cement plants with an installed capacity of approximately 2.2 million tons at June 30, 2003, and intercompany accounts receivable of CEMEX (the parent company only) in the amount of Ps38.4 billion, which would be eliminated if these assets were calculated on a consolidated basis.

During the last decade, we embarked on a major geographic expansion program to diversify our cash flows and enter markets whose economic cycles within the cement industry largely operate independently from that of Mexico and which offer long-term growth potential. We have built an extensive network of marine and land-based distribution centers and terminals that give us marketing access around the world.

We are a Mexican corporation with our principal executive offices located at Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265. Our main phone number is +011-5281-8888-8888.

We have not been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and we have not been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoiningus from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Additional Information

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, file reports and information statements and other information with the SEC. We have also filed an Issuer Tender Offer Statement on Schedule TO with the SEC which includes additional information relating to the offer. These reports and information statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Any information referenced this way is considered part of this document. We incorporate by reference into this document the following documents:

•	Our annual report on Form 20-F for the year ended December 31, 2002, filed with the SEC on April 8, 2003, as amended by Amendment No. 1 thereto on Form 20-F/A, filed with the SEC on April 25, 2003; and

•	Our current reports on Form 6-K furnished to the SEC on August 25, 2003, October 2, 2003, October 15, 2003 and October 16, 2003.

We will provide without charge upon written or oral request, a copy of any and all the information that has been incorporated by reference in this document. Requests should be directed to Abraham Rodríguez, Investor Relations, CEMEX, S.A. de C.V., Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265, Tel: +011-5281-8888-4262 or toll-free: 1-800-317-6000.

10. Effects of the Offer on the Market for Our Appreciation Warrants and ADWs; Registration Under the Exchange Act.

Our purchase of appreciation warrants and ADWs in the offer will reduce the number of appreciation warrants and ADWs that might otherwise be traded publicly and may reduce the number of holders of our appreciation warrants and ADWs. The appreciation warrants are currently traded on the Mexican Stock

Exchange and the ADWs are currently traded on the New York Stock Exchange. There can be no assurance that holders of appreciation warrants and ADWs will be able to find willing buyers for their securities after the offer.

At the completion of the offer, depending on the number of appreciation warrants and ADWs tendered and accepted in the offer, the appreciation warrants and the ADWs may be held by fewer than 300 persons. Consequently, the appreciation warrants and the ADWs may be subject to delisting from the New York Stock Exchange. In the event the appreciation warrants and ADWs are delisted from the New York Stock Exchange, the appreciation warrants and ADWs outstanding after the offer may not be admitted to trading or quotation on any U.S. national securities exchange or association, and there will be limited trading information and market liquidity regarding the ADWs; however, the appreciation warrants will continue to be listed and traded on the Mexican Stock Exchange. In addition, we may decide to terminate the ADW deposit agreement under which the ADWs are issued, which would further reduce the liquidity of the ADWs and eliminate the ability to trade and settle the trades of ADWs. Lastly, the ADWs and appreciation warrants may be eligible for deregistration under the Exchange Act. See “Special Factors—6. “Effects of the Offer” above.

11. Legal Matters; Regulatory Approvals.

We are subject to the informational requirements of the Exchange Act in the United States and the Mexican Securities Market Law (Ley de Mercado de Valores) and, in accordance with these requirements, file reports and information statements and other information with the SEC and the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or the CNBV, respectively. We have also filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO and applicable tender offer documents with the CNBV, which includes additional information relating to the offer. In addition, we have filed the necessary documents and obtained the approval of the CNBV to conduct the offer as a public offer.

Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of appreciation warrants and ADWs as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of appreciation warrants and ADWs as contemplated by the offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for appreciation warrants and ADWs tendered in response to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

12. Extension of the Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the offer is open for up to three months, subject to applicable regulatory approvals, and to delay acceptance for payment of, and payment for, any appreciation warrants and ADWs by giving notice of such extension to the Mexican dealer manager and the U.S. tender agent and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any appreciation warrants and ADWs not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for appreciation warrants and ADWs if any conditions to the offer fail to be satisfied by giving notice of such termination or postponement to the Mexican and U.S. tender agents and making a public announcement of such termination or postponement. Our reservation of the right to delay acceptance for payment or to delay payment for appreciation warrants and ADWs which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return ADWs tendered promptly after termination or withdrawal of the offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “The Offer—5. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of appreciation warrants and ADWs or by decreasing or increasing the number of appreciation warrants and ADWs being sought in the offer. Amendments to the offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time which is 8:00 a.m., Mexico City time, on the next business day after the last previously scheduled or announced expiration date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

If we materially change the terms of the offer or the information concerning the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the appreciation warrants and ADWs, or

•	decrease the number of appreciation warrants and ADWs being sought in the offer, and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to holders of our appreciation warrants and ADWs in the manner specified in this Section 11, then the offer will be extended until the expiration of such period of ten business days.

13. Fees and Expenses.

We have retained Global Bondholder Services Corporation to act as our information agent in connection with the offer. Global Bondholder Services Corporation as information agent, may contact holders of our appreciation warrants and ADWs by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of appreciation warrants and ADWs to forward materials relating to the offer to beneficial owners. Global Bondholder Services Corporation will receive reasonable and customary compensation in connection with the offer.

We have retained Citibank, N.A. as the U.S. tender agent for the offer. We will reimburse the U.S. tender agent for some of its expenses incurred in connection with the offer. Citibank, N.A. is also the depositary for the ADWs under the ADW deposit agreement.

We have retained Citigroup Global Markets Inc. as the dealer manager in connection with the offer outside Mexico, and we have retained Acciones y Valores de México, S.A. de C.V., Casa de Bolsa, Integrante del Grupo Financiero Banamex as the Mexican dealer manager in connection with the Mexican offer.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of appreciation warrants and ADWs under the offer. Holders of appreciation warrants or ADWs through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if holders of appreciation warrants and ADWs tender appreciation warrants or ADWs through such brokers or banks and not directly to the Mexican dealer manager or the U.S. tender agent, as applicable. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of appreciation warrants and ADWs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the U.S. dealer manager, the Mexican dealer manager, the U.S. tender agent or the information agent for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of appreciation warrants except as otherwise provided in this document.

The estimated costs and fees to be paid by us in connection with the offer and the Mexican offer are as follows:

Legal fees	U.S.$350,000
Filing fees	7,400
Printing and mailing expenses	140,000
Tender/Transfer Agent fees	20,000
Dealer Managers fees	450,000
Information agent fees	7,500
Mexican advertisement	30,000
Mexican tax advisor fees	10,000
Out-of-pocket and miscellaneous	40,000

Total	U.S.$1,054,900

14. Miscellaneous.

This document and the related letter of transmittal will be mailed to record holders of our appreciation warrants and ADWs and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of appreciation warrants and ADWs or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of appreciation warrants and ADWs.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of appreciation warrants and ADWs pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of appreciation warrants and ADWs in such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “The Offer—9. Information About Us” with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your appreciation warrants in the offer. We have not authorized any person to give any information or to make any representation in connection with the offer other than those contained in this document or in the letter of transmittal. Any recommendation or any such information or representation made by anyone else must not be relied upon as having been authorized by us, the U.S. dealer manager, the Mexican dealer manager, the U.S. tender agent or the information agent.

CEMEX, S.A. de C.V.

November 17, 2003

SCHEDULE I

1. Beneficial Ownership of Appreciation Warrants and ADWs.

The following table sets forth information with respect to the beneficial ownership of our appreciation warrants (including appreciation warrants represented by ADWs) as of November 5, 2003 by (i) each of our directors, (ii) each of our executive officers, (iii) all directors and executive officers as a group, (iv) each of our majority-owned subsidiaries that holds appreciation warrants and (v) the employee pension funds.

Name	Number of Appreciation Warrants (Including Appreciation Warrants in the Form of ADWs) Beneficially Owned(1)	Percent of Class
Directors
Lorenzo H. Zambrano	3,536,789	3.41%
Lorenzo Milmo Zambrano	1,211,000	1.17%
Armando J. García Segovia	146,592	*
Rodolfo García Muriel	0	—
Rogelio Zambrano Lozano	2,235,000(2)	2.15%
Roberto Zambrano Villarreal	7,000	*
Bernardo Quintana Isaac	1,200,000	1.16%
Dionisio Garza Medina	0	—
Alfonso Romo Garza	0	—
Mauricio Zambrano Villarreal	0	—
Tomás Brittingham Longoria	0	—
José Manuel Rincón Gallardo	0	—

Alternate Directors
Eduardo Brittingham Sumner	162,000	*
Tomás Milmo Santos	0	—
Jorge García Segovia	134,000	*

Executive Officers
Héctor Medina	1,345,703	1.30%
Victor Romo	30,000	*
Francisco Garza	238,406	*
José Luis Sáenz de Miera	0	—
Fernando Gonzalez	57,000	*
Rodrigo Treviño	1,885,042	1.82%
Ramiro G. Villarreal	59,731	*
All directors and executive officers as a group	12,248,263	11.80%

Majority-Owned Subsidiaries(3)
Petrocemex, S.A. de C.V.	1,464270	1.41%
Empresas Tolteca de México, S.A. de C.V.	243,285	*
Centro Distribuidor de Cement, S.A. de C.V.	29,001,358	27.94%
Total Subsidiaries	30,708,913	29.59%

Employee Pension Funds(4)
Fideicomiso No. 110974-8 CEMEX Central, S.A. de C.V. y Otros (Pensionados Fiscal)	1,866,346	1.80%
Fideicomiso No. 110974-8 Cementos Mexicanos, S.A. de C.V. y Otros (Estrategico)	2,351,170	2.26%
Total Employee Pension Funds	4,217,516	4.06%
Total	47,174,692	45.45%

*	Less than 1%.
(1)

Applicable percentage of ownership based upon 103,790,945 appreciation warrants (including appreciation warrants represented by ADWs) Includes appreciation warrants and ADWs held directly as well as by spouses or minor children, in trust, and other indirect ownership, over which appreciation warrants and ADWs the individuals effectively exercise sole or shared power of disposition.
(2)	Includes 1,025,000 appreciation warrants held by Rogelio Zambrano Lozano’s mother, with respect to which he has the power of disposition pursuant to a general power of attorney and therefore he may be deemed to beneficially own such appreciation warrants.
(3)	The business address of each of these majority-owned subsidiaries is Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265.
(4)	The business address of each of the employee pension funds is c/o Banamex, Isabel la Católica 44. Col. Centro Histórico. Del. Cuauhtémoc. C.P. 06000, México, Distrito Federal, México.

2. Executive Officers and Directors

Set forth below is a list of our executive officers and directors and for each, a description of current principal occupation or employment and the name of any corporation in which the employment or occupation is conducted; and material occupations, positions, offices or employment during the past five years. The address of each of the following persons is Av. Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265.

Unless otherwise noted below, each of the individuals listed below is a Mexican citizen. Unless otherwise noted below, none of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Executive Officers

Set forth below is the name and position of each of our executive officers. The terms of office of the executive officers are indefinite.

Lorenzo H. Zambrano, Chief Executive Officer

Joined CEMEX in 1968. During his career with CEMEX, Mr. Zambrano has been involved in all operational aspects of our business. He held several positions in CEMEX prior to his appointment as chief executive officer in 1985. Mr. Zambrano is a graduate of Instituto Tecnológico y de Estudios Superiores de Monterrey, A.C., or ITESM, with a degree in mechanical engineering and administration and holds an M.B.A. from Stanford University. Lorenzo H. Zambrano is a first cousin of Lorenzo Milmo Zambrano and Rogelio Zambrano Lozano, both members of our board of directors, as well as of Rodrigo Treviño, our chief financial officer. He is also the second cousin of Roberto Zambrano Villareal and Mauricio Zambrano Villareal, both members of our board of directors.

Mr. Zambrano has been a member of our board of directors since 1979 and chairman of our board of directors since 1995. He is also a member of the board of directors of Fomento Económico Mexicano, S.A. de C.V., Empresas ICA, S.A. de C.V., Alfa, S.A. de C.V., Grupo Financiero Banamex, Cydsa, S.A., Vitro, S.A. and Grupo Televisa, S.A. He is chairman of the board of directors of Consejo de Enseñanza e Investigación Superior, A.C., which manages ITESM. He is also a member of the Stanford Business School’s advisory group and a member of the International Advisory Board of Salomon Smith Barney, Inc. and of the Chairman’s Council of Daimler Chrysler AG. In addition, he is member of the board of directors of The Museum of Modern Art, Americas Society, Inc. and Museo de Arte Contemporáneo de Monterrey A.C.

Héctor Medina, Executive Vice President of Planning and Finance	Joined CEMEX in 1988. He has held several positions in CEMEX, including director of strategic planning from 1991 to 1994, president of CEMEX México from 1994 to 1996, and has served as executive vice president of planning and finance since 1996. He is a graduate of ITESM with a degree in chemical engineering and administration. He also received a Masters of Science degree in management studies from the management Center of the University of Bradford in England and a Masters of Science diploma in Operations Research from the Escuela de Organización Industrial in Spain in 1975. Among the positions he previously held are those of Project Director at Grupo Protexa, S.A. de C.V., Administrative Director at Grupo Xesa, S.A. de C.V., Commercial Director at Direcplan, S.A. and Industrial Relations Sub-Director at Hylsa, S.A. de C.V. Mr. Medina is a member of the board of Cementos Chihuahua, Cia Minera Autlán, Mexifrutas, S.A. de C.V. and Chocota Productos del Mar, S.A. de C.V. and member of the (“consejo de vigilancia”) of Enseñanza e Investigación Superior A.C. and ITESM.

Armando J. García Segovia, Executive Vice President of Development

Initially joined CEMEX in 1975 and rejoined CEMEX in 1985. He has served as director of operational and strategic planning from 1985 to 1988, director of operations from 1988 to 1991, director of corporate services and affiliate companies from 1991 to 1994, director of development from 1994 to 1996, and executive vice president of development since 1996. He is a graduate of ITESM with a degree in mechanical engineering and administration and holds an M.B.A. from the University of Texas. He was employed at Conek, S.A. de C.V. from 1981 to 1985 and Cydsa, S.A. from 1979 to 1981. He is a brother of Jorge García Segovia, an alternate member of our board of directors, and a first cousin of Rodolfo García Muriel, a member of our board of directors.

Armando J. García Segovia has been a member of our board of directors since 1983. He also serves as a member of the board of directors of Materiales Industriales de Chihuahua, S.A. de C.V., Calhidra y Mortero de Chihuahua, S.A. de C.V., Cementos de Chihuahua, S.A. de C.V., Construcentro de Chihuahua, S.A. de C.V., Control Administrativo Mexicano, S.A. de C.V., Compañía Industrial de Parras, S.A. de C.V., Fábrica La Estrella, S.A. de C.V., Prendas Textiles, S.A. de C.V., Telas de Parras, S.A. de C.V., Canacem, Confederación Patronal de la República Mexicana, Centro Patronal de Nuevo León, and Instituto Mexicano del Cemento y del Concreto. He is chairman of the board of Centro de Estudios del Sector Privado para el Desarrollo Sostenible and member of the board of the World Environmental Center.

Victor Romo, Executive Vice President of Administration	Joined CEMEX in 1985 and has served as director of administration of CEMEX España from 1992 to 1994, general director of administration and finance of CEMEX España from 1994 to 1996, president of CEMEX Venezuela from 1996 to
1998, president of the South American and Caribbean region from 1998 to May 2003, and executive vice president of administration since May 2003. He is a graduate in public accounting and holds a master’s degree in administration and finance from ITESM. Previously, he worked for Grupo Industrial Alfa, S.A. de C.V. from 1979 to 1985.

Francisco Garza, President of CEMEX North America Region and Trading	Joined CEMEX in 1988 and has served as director of trading from 1988 to 1992, president of CEMEX Corp. from 1992 to 1994, president of CEMEX Venezuela and Cemento Bayano from 1994 to 1996, president of CEMEX México and CEMEX Corp. from 1996 to 1998, when he was appointed president of the North American region and trading. He is a graduate in business administration of ITESM and holds an M.B.A. from the Johnson School of Management at Cornell University.

José Luis Sáenz de Miera, President of CEMEX Europe, Africa and Asia	Joined CEMEX España in 1993 as general manager of administration and finance, and in 1994 he was appointed president of CEMEX España. Mr. Sáenz de Miera has served as president of the Europe, Africa and Asia region since October 1998. He studied economic sciences in Universidad Complutense de Madrid and is a certified public accountant from Instituto de Censores Jurados de Cuentas in Spain. Previously, he was employed from 1973 to 1993 at KPMG Peat Marwick, since 1982 as partner and between 1988 and 1993 as deputy senior partner. Mr. Sáenz de Miera is a citizen of Spain.

Fernando Gonzalez, President of CEMEX South America and the Caribbean	Joined CEMEX in 1989 and has served as vice-president-human resources from 1992 to 1994, vice-president-strategic planning from 1994 to 1998, president of CEMEX Venezuela from 1998 to 2000, president of CEMEX Asia from 2000 to May 2003, and president of the South American and Caribbean region since May 2003. He is a graduate in business administration and holds a master’s degree in administration from ITESM. Previously, he worked for Grupo Industrial Alfa, S.A. de C.V. from 1976 to 1989.

Rodrigo Treviño, Chief Financial Officer	Joined CEMEX in 1997 and has served as chief financial officer since then. He holds both bachelor and master of science degrees in industrial engineering from Stanford University. Prior to joining CEMEX, he served as the country corporate officer for Citicorp/Citibank Chile from 1995 to 1996, and prior to that, he worked at Citibank, N.A. from 1979 to 1994. Rodrigo Treviño is a first cousin of Lorenzo H. Zambrano, our chief executive officer and chairman of our board of directors.

Ramiro G. Villarreal, General Counsel	Joined CEMEX in 1987 and has served as general counsel since then, and also has served as secretary of our board of directors since 1995. He is a graduate of the Universidad

Autónoma de Nuevo León with a degree in law. He also received a masters of science degree in finance from the University of Wisconsin. Prior to joining CEMEX, he served as assistant general director of Grupo Financiero Banpais from 1985 to 1987.

Board of Directors

Set forth below are the names of the members of the our board of directors. The members of our board of directors serve for one-year terms.

Lorenzo H. Zambrano, Chairman	See “— Senior Management.”

Lorenzo Milmo Zambrano	Has been a member of our board of directors since 1977. He also serves as general director of Inmobiliaria Ermiza, S.A. de C.V. and as a member of the board of directors of Seguros La Comercial, S.A., Banco Santander Mexicano, S.A. (Regional), Nacional Financiera S.N.C. and Bancomer, S.A. (Regional). He is a first cousin of Lorenzo H. Zambrano, chairman of our board of directors and our chief executive officer, and a first cousin of Rogelio Zambrano Lozano, a member of our board of directors.

Armando J. García Segovia	See “— Senior Management.”

Rodolfo García Muriel	Has been a member of our board of directors since 1985. He is also the chief executive officer of Compañía Industrial de Parras, S.A. de C.V. and Parras Cone de México, S.A. de C.V. He is member of the board of directors of Parras Williamson, S.A. de C.V., Telas de Parras, S.A. de C.V., Sinkro, S.A. de C.V., IUSA-GE, S. de R.L., Industrias Unidas, S.A., Apolo Operadora de Sociedades de Inversión, S.A. de C.V. and Cambridge Lee Industries, Inc. Mr. García Muriel is also vice president of Cámara Nacional de la Industria Textil. Rodolfo García Muriel is a first cousin of Armando J. García Segovia, executive vice president of development of CEMEX and a member of our board of directors, and Jorge García Segovia, an alternate member of our board of directors.

Rogelio Zambrano Lozano	Has been a member of our board of directors since 1987. He is also a member of the consultive board of Grupo Financiero Banamex Accival, S.A. de C.V. Zona Norte. Rogelio Zambrano Lozano is a first cousin of Lorenzo H. Zambrano, chairman of our board of directors and our chief executive officer, and of Lorenzo Milmo Zambrano, a member of our board of directors.

Roberto Zambrano Villarreal	Has been a member of our board of directors since 1987. He is chairman of the board of directors of Desarrollo Integrado, S.A. de C.V., Administración Ficap, S.A. de C.V., Aero Zano, S.A. de C.V., Villamonte, S.A. de C.V., Focos, S.A. de C.V., C & I Capital, S.A. de C.V., Industrias Diza, S.A. de C.V., Inmobiliaria Sanni, S.A. de C.V., Inmuebles Trevisa, S.A. de

C.V., Servicios Técnicos Hidráulicos, S.A. de C.V., Mantenimiento Integrado, S.A. de C.V., Execujet México, Pilatus PC-12 Center de México, S.A. de C.V., and Pronatura, A.C. He is a member of the board of directors of S.L.I. de México, S.A. de C.V., and Compañía de Vidrio Industrial, S.A. de C.V. He is a brother of Mauricio Zambrano Villarreal, a member of our board of directors.

Bernardo Quintana Isaac	Has been a member of our board of directors since 1990. He is chief executive officer and chairman of the board of directors of Empresas ICA Sociedad Controladora, S.A. de C.V., and a member of the board of directors of Teléfonos de México, S.A. de C.V., Grupo Financiero Banamex Accival, S.A. de C.V., Grupo Financiero Inbursa, S.A. de C.V., Grupo Carso, S.A. de C.V., and Grupo Maseca, S.A. de C.V. He is also a member of Consejo Mexicano de Hombres de Negocios, Fundación UNAM, Fundación ICA and Patronato UNAM. He is a founding associate of Fundación Octavio Paz.

Dionisio Garza Medina	Has been a member of our board of directors since 1995. He is also chairman of the board and chief executive officer of Alfa, S.A. de C.V. and chairman of the board of Hylsamex, S.A. de C.V. He is a member of the board of directors of Vitro, S.A., Cydsa, S.A., ING Mexico, and Autoliv. He is also a member of Consejo Mexicano de Hombres de Negocios, the consultive committee of the School of Business, the David Rockefeller Center for Latin American Studies of Harvard University and the consultive committee of the New York Stock Exchange. He is also chairman of the executive board of the Universidad de Monterrey, A.C.

Alfonso Romo Garza	Has been a member of our board of directors since 1995. He is chairman of the board and chief executive officer of Savia, S.A. de C.V. and Seminis, Inc., and chairman of the board of ING Mexico. He is also a member of the board of Nacional de Drogas, S.A. de C.V., Grupo Maseca, S.A. de C.V., and Grupo Comercial Chedraui, S.A. de C.V. He is an external advisor of the World Bank Board for Latin America and the Caribbean, and a member of the board of The Donald Danforth Plant Science Center.

Mauricio Zambrano Villarreal	Has been a member of our board of directors since 2001. Mr. Zambrano Villarreal served as an alternate member of our board of directors from 1995 to 2001. He is also general vice-president of Desarrollo Integrado, S.A. de C.V., chairman of the board of directors of Empresas Falcón, S.A. de C.V. and Trek Associates, Inc., secretary of the board of directors of Administración Ficap, S.A. de C.V., Aero Zano, S.A. de C.V., Ciudad Villamonte, S.A. de C.V., Focos, S.A. de C.V., Compañía de Vidrio Industrial, S.A. de C.V., C & I Capital, S.A. de C.V., Industrias Diza, S.A. de C.V., Inmobiliaria Sanni, S.A. de C.V., Inmuebles Trevisa, S.A. de C.V., Praxis Accesorios, S.A. de C.V. and Servicios Técnicos Hidráulicos, S.A. de C.V., and a member of the board of directors of Sylvania Lighting International México, S.A. de C.V.,

Invercap, S.A. de C.V. and Precision Auto Care, Inc. He is a brother of Roberto Zambrano Villarreal, a member of our board of directors.

Tomás Brittingham Longoria	Has been a member of our board of directors since 2002. Previously served as an alternate member of our board of directors from 1987 until 2002. He is also the chief executive officer of Laredo Autos, S.A. de C.V. He is a son of Eduardo Brittingham Sumner, an alternate member of our board of directors.

José Manuel Rincón Gallardo	Has been a member of our board of directors since 2003. He is also the board’s “financial expert” and a member of our Audit Committee. He is president of the board of directors of Sonoco de México, S.A. de C.V., member of the board of directors and audit committee of Grupo Financiero Banamex, S.A. de C.V., Grupo Herdez, S.A. de C.V., and Grupo Celanese Mexicana , S.A. de C.V., and member of the board of directors of Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., Grupo Cuervo, S.A. de C.V., Laboratorio Sanfer-Hormona, and Alexander Forbes México. Mr. Rincón Gallardo is a member of Pro-Dignidad, A.C., Organización Monte Fénix, A.C., Instituto Mexicano de Contadores Públicos, A.C., Instituto Mexicano de Ejecutivos de Finanzas, A.C., and member of the board of Consejo Mexicano de Normas de Información Financiera. Mr. Rincón Gallardo was managing partner of KPMG Mexico, and was a member of the board of directors of KPMG United States and KPMG International.

Alternate Directors

Set forth below are the names of the alternate members of our board of directors. The alternate members of our board serve for one-year terms.

Eduardo Brittingham Sumner	Has been an alternate member of our board of directors since 2002. Previously served as a regular member of our board of directors from 1967 until 2002. He is also general director of Laredo Autos, S.A. de C.V., Auto Express Rapido Nuevo Laredo, S.A. de C.V, Consorcio Industrial de Exportación, S.A. de C.V., and an alternate member of the board of directors of Vitro, S.A. He is father of Tomás Brittingham Longoria, a member of our board of directors.

Tomás Milmo Santos	Has been an alternate member of our board of directors since 2001. He is Chief Executive Officer and member of the board of directors of Axtel, S.A. de C.V., a telecommunications company that operates in the local, long distance and data transfer market. He is also a member of the board of directors of Coparmex, CEMEX México and the Universidad de Monterrey. Mr. Milmo Santos is nephew of Lorenzo H. Zambrano, our chief executive officer and chairman of our board of directors, and a nephew of Lorenzo Milmo Zambrano, a member of our board of directors.

Jorge García Segovia	Has been an alternate member of our board of directors since 1985. He is also a member of the board of directors of Compañía Industrial de Parras, S.A. de C.V. and director of Vector Casa de Bolsa, S.A. de C.V. He is a brother of Armando J. García Segovia and a first cousin of Rodolfo García Muriel, both members of our board of directors.

3. Loans to Executive Officers and Directors

We have extended loans to our directors amd executive officers in the past for various amounts at market rates. During the last two years the following of our directors and executive officers had loans from us outstanding in excess of U.S.$60,000, as set forth below:

Name	Maximum Amount Outstanding During Past Two Years
Rodrigo Treviño	Ps 14,437,061
Francisco Garza	Ps 9,906,553
Héctor Medina	Ps 2,164,102
José Luis Sáenz de Miera	Euro 166,184

ANNEX A

KEY TERMS OF APPRECIATION WARRANTS

The following table sets forth the key terms of the appreciation warrants. In both 2002 and 2003, following our annual meetings of our shareholders, the terms of the appreciation warrants were adjusted in accordance with the terms of the warrant deed and the regulations of the Mexican Stock Exchange to reflect anti-dilution adjustments resulting from stock dividends paid to holders of our CPOs and ADS since holders of appreciation warrants and ADWs do not receive any dividends or distributions we pay to our shareholders. As a result of these anti-dilution adjustments, each appreciation warrant is entitled to the Appreciation Value related to 1.101752 CPOs.

Maturity Date	December 21, 2004.

Average Price	On any trading day, the average of the closing prices of one CPO, as published by the Mexican Stock Exchange, translated into U.S. Dollars at the Peso-Dollar FIX exchange rate, for each of the five consecutive trading days ending on such date. The Peso-Dollar FIX exchange rate is made available on each foreign exchange trading day by the Mexican Stock Exchange and published by the Mexican Central Bank on the business day immediately following each foreign exchange trading day in the Official Gazette of the Federation (Diario Oficial de la Federación).

Strike Price	U.S.$5.445873.

Triggering Level	U.S.$7.261165.

Appreciation Value

Holders of appreciation warrants will be entitled to receive for each appreciation warrant the following Appreciation Value:

On the Maturity Date, the Appreciation Value will equal the difference between the Average Price and the Strike Price multiplied by 1.101752 (to reflect the anti-dilution adjustments described above), if (1) a mandatory redemption has not occurred prior to the Maturity Date, and (2) the Average Price exceeds the Strike Price.

On an early redemption date, the Appreciation Value will equal the difference between the Triggering Level and the Strike Price multiplied by 1.101752 (to reflect the anti-dilution adjustments described above), provided that the Average Price as of the early redemption date equals or exceeds the Triggering Level. The Appreciation Value for the appreciation warrants will therefore be U.S.$2.00 per appreciation warrant on an early redemption date.

Mandatory Early Redemption	The appreciation warrants will be mandatorily redeemed by us prior to the Maturity Date if the Average Price on any trading day equals or exceeds the Triggering Level.

Distribution of Appreciation Value on Appreciation Warrants

On the Maturity Date or on any early redemption date, CPOs equal to the Appreciation Value will be distributed to holders of appreciation warrants, except that entitlements to fractional CPOs will be sold and the proceeds of such sale will be remitted in cash. The number of CPOs to be distributed will be determined by dividing the Appreciation Value by the closing price of one CPO on the Maturity Date or early redemption date, as the case may be, as published by the Mexican Stock Exchange, translated into Dollars at the Peso-Dollar FIX exchange rate.

Distribution of Appreciation Value on ADWs

On the Maturity Date or on any early redemption date, ADSs representing CPOs equal to the Appreciation Value will be distributed to holders of ADWs, except that entitlements to fractional ADSs will be remitted in cash.

A-1

The U.S. tender agent for the offer is: Citibank, N.A. 111 Wall Street, 20th Floor New York, NY 10005 Tel: (877) 245-4237

The Mexican dealer manager

for the offer is:

Acciones y Valores de

Mexico, S.A. de C.V.

Casa de Bolsa,

Integrante del Grupo Financiero Banamex

Paseo de la Reforma 398 (3rd floor)

Mexico, D.F. 06600

Mexico

Attn: Erubiel Manrique Silva

Tel: 011 52-55-5225-0677

The information agent for the offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 704

New York, NY 10006

Attn: Corporate Actions

Banks and Brokers call collect: (212) 430-3774

All others call toll free: (866) 470-4100

Any questions or requests for assistance or additional copies of this document may be directed to the information agent or the U.S. and international dealer-manager at their telephone numbers and locations set forth on this page. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The U.S. dealer manager

for the offer is:

Citigroup

388 Greenwich Street

New York, New York 10013

Attn: Rodrigo Nader

Tel: (212) 816-6849 (call collect)